Exhibit 10.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into effective as of August 21, 2013 (the “Effective Date”), by and between VANCOUVER BRIDGEWOOD, LLC, an Oregon limited liability company (“Seller”), and CHP PARTNERS, LP, a Delaware limited partnership (“Purchaser”).

RECITALS

A. Seller is the owner of certain real property located at 11700 NE Angelo Drive, Vancouver, Washington 98684, and as legally described on Section A of Exhibit A (the “Land”) and all improvements and assets contained thereupon including the senior living facility located on the Land (the “Facility”).

B. The Facility is managed by Mountain West Retirement Corporation, dba Bonaventure Senior Living (“Operator”).

C. Purchaser desires to acquire the Land, the Facility and related improvements and the personal property owned by Seller related to the Facility, and Seller is willing to sell the same to Purchaser under certain terms and conditions as set forth herein.

E. Purchaser intends to have a third party (“New Operator”) manage the Facility upon its purchase of the Property (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Purchase. Seller agrees to sell to Purchaser on the Closing Date (as defined below), and Purchaser agrees to purchase on the Closing Date, in accordance with the terms of this Agreement:

(a) The Land, together with any and all privileges and easements appurtenant thereto;

(b) The existing buildings, fixtures, structures and other improvements located upon the Land, together with, to the extent not constituting Personal Property, apparatus, equipment and appliances incorporated therein and used in connection with the operation and occupancy thereof, but specifically excluding the property more particularly described on Schedule 2(m) (the “Improvements”);

(c) All tangible personal property located at the Facility and used in connection with the operation of the Facility, including, but not limited, to all moveable trade fixtures, but specifically excluding the property more particularly described on Schedule 2(m) (the “Personal Property”);

(d) All of Seller’s right, title and interest in and to the resident agreements for the Facility in effect on the Closing Date (the “Resident Agreements”);

(e) The trade names listed on Schedule 1(e) attached hereto (the “Trade Names”);

(f) All refundable deposits under the Resident Agreements or under other Rights being assumed by Purchaser as part of the Property;

(g) To the extent transferable, all service, maintenance, supply, marketing and management contracts in effect as of the Effective Date, disclosed in writing or made available through the data room to Purchaser and related to the operation of the Facility, except for the contracts listed on Schedule 2(n) and except to the extent Purchaser notifies Seller in accordance with the terms of Section 8(d) below that it does not desire to assume any such instruments, and all contracts which Purchaser agrees to assume or is deemed to have agreed to assume pursuant to Section 30(c) below (the “Assumed Contracts”); provided, however, that Purchaser must assume all of Seller’s right, title and interest in and to all of the contracts listed on Schedule 1(g) (the “Mandatory Contracts”); and

(h) All of Seller’s right, title and interest in and to all books, records, contracts, vendor agreements, warranties, guarantees, permits and other agreements relating to the operation of the Facility, to the extent transferable, except for any such instruments listed on Schedule 2(n) and except to the extent Purchaser notifies Seller in accordance with the terms of Section 8(d) below that it does not desire to assume any such instruments (collectively the “Rights”).

The Land and the Improvements are collectively referred to herein as the “Real Property”. The Real Property, Personal Property, Trade Names, Rights and Resident Agreements are referred to herein collectively as the “Property.” Notwithstanding any other provision of this Agreement, the Property will not include the Excluded Assets (as defined below).

2. Notwithstanding anything to the contrary set forth in this Agreement, Seller is not transferring to Purchaser any of, and Purchaser shall acquire no right, title or interest in or to, the following assets of Seller (the “Excluded Assets”):

(a) All cash, cash equivalents, securities and investments, and accounts receivable, notes receivable, premiums receivable, commissions receivable, and other rights to receive payments from customers or residents of the Facility or from others, including all trade accounts receivable representing amounts payable to Seller for services rendered to such customers or residents prior to the Closing Date;

(b) All books, records, files, and papers (whether in hard copy or computer format) that are not used in, or that do not relate to or affect, the Facility, including sales and promotional literature, manuals and data, sales and purchase correspondence;

(c) All tax identification numbers, tax returns and rights to any tax refunds;

(d) Any governmental authorization that relates to or affects the Facility but which is not assignable or transferable;

(e) All personnel and employment records that relate to former or current Facility Employees (as defined below) except as provided herein or to the extent that legal requirements require such records, or copies of such records, to remain at the Facility;

(f) All insurance policies to which Seller or any affiliate of Seller is a party;

(g) Seller or any of its affiliates’ rights to any trade names, trademarks or service marks except as provided herein;

(h) All refundable deposits paid by Seller to third parties (the “Seller Deposits”);

(i) The registered name Mountain West Retirement Corporation or any name including “MWSH” within it;

(j) The federally registered names “Bonaventure,” “Bonaventure Senior Living,” the trademarked name “Bonaventure Place,” or any variant of such names (collectively “Bonaventure”), the federally registered dove design logo, the federally registered trademark “Retirement Perfected,” any and all proprietary goods and proprietary tangible and intangible property of Bonaventure, including but not limited to the Bonaventure website and its content and the Bonaventure special internet record keeping system used in connection with the Property called “Wide Area Network” or “WAN” and any Bonaventure employee handbooks, training manuals, human resources policies and procedures, rental agreement and admission agreement forms, assessment and negotiated service agreement forms and other forms, resident handbooks, operations policies and procedures, and any and all goodwill in any way relating to Bonaventure;

(k) All of Seller’s or Operator’s intellectual property other than the Trade Names;

(l) Any loan reserves of Seller, including any reserves for maintenance, repairs, insurance and property taxes;

(m) All apparatus, equipment, appliances and other personal property described on Schedule 2(m) attached hereto; and

(n) Any other contract, right or property of Seller expressly described on Schedule 2(n) attached hereto.

3. Opening of Escrow; Deposits. Upon full execution, this Agreement shall constitute a binding agreement between the parties. This Agreement shall also constitute escrow instructions to Escrow Agent (as defined below). If Escrow Agent requires separate escrow instructions, the parties shall execute same upon Escrow Agent’s request; provided, however, in the event of any conflict between this Agreement and such escrow instructions, this Agreement shall control.

Escrow will be with First American Title Insurance Company, Orlando National Commercial Services, 420 South Orange Avenue, Suite 250, Orlando, Florida 32801 with Michael J. Moore, Esq. acting as escrow agent (“Escrow Agent”). Promptly upon full execution of this Agreement by Purchaser, Seller and Escrow Agent an escrow (the “Escrow”) shall be deemed open with Escrow Agent, which Escrow shall be governed by the terms of this Agreement. When this Agreement has been fully executed by Purchaser and Seller and delivered to Escrow Agent, Escrow Agent shall notify Purchaser and Seller in writing. As security for Purchaser’s obligations under this Agreement, within five (5) days of the Effective Date, Purchaser shall deposit into Escrow the amount set forth on Section 3(a) of Exhibit A in immediately available funds as an initial earnest money deposit (the “Initial Deposit”). Purchaser shall also deposit into Escrow an additional amount set forth on Section 3(b) of Exhibit A (the “Additional Deposit”) on or before expiration of the Due Diligence Period (as defined below), (with the Initial Deposit and the Additional Deposit, together with all accrued interest thereon, collectively referred to hereinafter as the “Deposit”). Escrow Agent shall deposit the Deposit into an interest-bearing account and the Deposit shall be applied towards the Purchase Price (as defined below) at the Closing. The Initial Deposit and Additional Deposit will be non-refundable to Purchaser except as specifically provided in Sections 6(a), 8(c), 9, 20, 21, 33(c) and 33(d) of this Agreement. If Purchaser fails to deposit the Initial Deposit or the Additional Deposit on or before the date for performance as provided in this Section 3, this Agreement may be terminated at Seller’s option by written notice to Purchaser, whereby this Agreement shall be of no further force and effect, except for the provisions herein which by their terms expressly survive the termination of this Agreement. Within five (5) business days of the Effective Date, Escrow Agent shall prepare and deliver to the parties a list of critical dates pertaining to this Agreement, which list shall include the Effective Date, the Closing Date and the date of the expiration of the Due Diligence Period.

4. Purchase Price. At the Closing, Purchaser shall pay to Seller an aggregate purchase price of Twenty-Two Million Ninety-Six Thousand and 00/00 Dollars ($22,096,000) for the Property (the “Purchase Price”). The Purchase Price shall be payable in immediately available funds, inclusive of the Deposit, at Closing. The Purchase Price shall be allocated between the real property and the personal property in the manner reasonably agreed to by Seller and Purchaser (and to be set forth in a Certificate of Allocation to be executed at or before the expiration of the Due Diligence Period, or at such later time as the parties may agree).

5. Assumed Liabilities and Retained Liabilities.

(a) Effective as of the Closing Date, Purchaser shall assume, perform and discharge all obligations, duties, or liabilities of every type, known or unknown (the “Liabilities”) arising from and after the Closing Date out of or in connection with (i) the Assumed Loan, and (ii) the Property, including all Liabilities arising from or relating to the ownership of the Property or the operation of the business conducted at the Facility on or after the Closing Date, including Liabilities relating to the Assumed Assets, any Taxes arising from or relating to the ownership of the Property or the operation of the business conducted at the Facility on or after the Closing Date (including any Taxes for which Purchaser is responsible pursuant to this Agreement) and any Environmental Liabilities arising from or relating to the ownership of the Property or the operation of the business conducted at the Facility on the Real Property on or after the Closing Date, (iii) any obligations of Seller in respect of refundable deposits paid by third parties prior to the Closing Date under the Resident Agreements or under other Rights being assumed by Purchaser as part of the Property, and (iv) all Liabilities arising on and after the Closing Date under the Assumed Contracts

(as defined below) (collectively, the “Assumed Liabilities”). Effective as of the Closing Date, Purchaser shall assume the Mandatory Contracts together with any other Assumed Contracts, and Purchaser and Seller agree to execute, on or before the Closing, any and all documentation reasonably required to effectuate and/or evidence such assumption.

(b) Except as specifically provided in this Agreement, Purchaser will not assume any Liabilities of Seller, and Seller will be solely liable for, and will pay, discharge and perform, all Liabilities of Seller that do not constitute Assumed Liabilities and all Liabilities arising from or relating to Seller’s ownership of the Property or operation of the business conducted at the Facility prior to the Closing Date, including Liabilities relating to the Excluded Assets, any Taxes of Seller or arising from or relating to Seller’s ownership of the Property or operation of the business conducted at the Facility prior to the Closing Date (including any Taxes for which Seller is responsible pursuant to this Agreement), any employment related or employee benefits related Liabilities arising from or relating to Seller’s ownership of the Property or operation of the business conducted at the Facility prior to the Closing Date, and any Environmental Liabilities arising from or relating to the Property or operation of the business conducted at the Facility prior to the Closing Date (collectively, the “Retained Liabilities”).

6. Title. Purchaser’s obligation to purchase the Property shall be conditioned on Purchaser’s receipt of a binding commitment from First American Title Insurance Company, Orlando National Commercial Services (“Title Company”) to issue the Title Policy (as defined below) subject only to the Permitted Exceptions. In addition, Purchaser may elect to obtain a survey of the Real Property at Purchaser’s expense. For the purposes of this Agreement, “Permitted Exceptions” shall include (i) the standard pre-printed exceptions set forth on Schedule B of the policy (except to the extent that Purchaser elects to obtain, at Purchaser’s expense, extended title insurance coverage deleting such exceptions; provided, however, that Purchaser shall not be entitled to obtain extended title insurance coverage unless Purchaser obtains a new or updated survey of the Real Property during the Due Diligence Period), (ii) if Purchaser does not timely obtain a survey of the Real Property, any matters that would appear on a survey or would be revealed by a survey of the Real Property, (iii) any matter that is disclosed to Purchaser before the expiration of the Due Diligence Period and not timely objected to by Purchaser (or if objected to by Purchaser, either cured by Seller or waived by Purchaser as set forth below), (iv) any Deemed Approved Matter (as defined below), (iv) applicable zoning ordinances and regulations, (v) taxes for 2013 (subject to proration at closing as hereafter provided), (vi) the Resident Agreements, and (vii) exceptions attributable to the acts or omissions of Purchaser or its agents, employees or contractors. Encumbrances may be discharged by Seller through Escrow out of purchase money at Closing. The cost of the Title Policy shall be borne by the parties as set forth in Section 15 below.

(a) Title Commitment. Within five (5) business days of the Effective Date, Escrow Agent shall deliver to Purchaser and Seller a preliminary commitment (the “Commitment”) for a standard owner’s policy of title insurance with respect to the Real Property (the “Title Policy”) issued by Title Company, together with a copy of the documents forming the basis for each exception therein. Seller has made available to Purchaser in Seller’s data room a copy of the most recent survey pertaining to the Real Property in Seller’s possession or control. Purchaser may elect to obtain, in its sole discretion and at its expense, a new or updated survey of the Real Property (the “Survey”). Within five (5) business days following receipt of the later to be received of (i) the Commitment from Title Company and (ii) the Survey, but in no event later than twenty-five (25) days after the Effective Date, Purchaser shall deliver to Seller a written notice setting forth those title and survey matters to which Purchaser objects (the “Title Objections”). Any title or survey matter to which Purchaser does not object within said period shall be deemed a Permitted Exception. Within five (5) business days of Seller’s receipt of Purchaser’s Title Objections (“Seller’s Election Period”), Seller shall notify Purchaser of those Title Objections that Seller shall cure on or before the Closing. To the extent that Seller affirmatively elects to cure a Title Objection, the cure of such Title Objection shall be a condition precedent to Purchaser’s obligation to close the transactions described in this Agreement (the failure of which would entitle Purchaser to a refund of the Deposit). If Seller fails to respond to Purchaser within Seller’s Election Period or, if Seller’s response fails to address all Title Objections, such failure shall be deemed an election by Seller not to cure those Title Objections to which Seller has not responded or addressed. Purchaser shall have five (5) business days after Seller’s Election Period to either waive Purchaser’s objection to those Title Objections which Seller has elected or deemed to have elected not to cure, or else terminate this Agreement, and in the absence of termination within said five (5) business day period, Purchaser shall be deemed to have waived such Title Objections, and such Title Objections shall be deemed Permitted Exceptions. Notwithstanding anything contained herein to the contrary, Seller hereby agrees to (i) cause all monetary liens on the Real Property to be removed at or prior to Closing unless it is a monetary lien securing a loan that the Purchaser has expressly agreed to assume herein and Purchaser shall have no obligation to object to any such monetary liens and (ii) Seller agrees to use commercially reasonable efforts to satisfy all requirements to the issuance of the Title Policy to the extent within the discretion or control of Seller.

(b) Deemed Approved Matters. A “Deemed Approved Matter” shall mean any matter that is disclosed to Purchaser at the time of or after the expiration of the Due Diligence Period which (i) is not objected to by Purchaser by written notice from Purchaser to Seller within five (5) business days of disclosure in writing to Purchaser or, (ii) if objected to by Purchaser by written notice from Purchaser to Seller within five (5) business days of disclosure in writing to Purchaser, with Purchaser’s approval, to be given or withheld in Purchaser’s commercially reasonable discretion, insured over by the Title Company at or prior to the Closing (which Seller shall have the right (at Seller’s sole election) to cause if Purchaser gives timely written notice of Purchaser’s objection to such matter), or, (iii) if so objected to by Purchaser and Seller gives written notice to Purchaser that Seller elects not to cause same to be released of record or insured over by the Title Company at or prior to the Closing (as contemplated by the preceding clause (ii)), waived by Purchaser within five (5) business days after such written notice from Seller to Purchaser (with Purchaser to have five (5) business days after such written notice from Seller to Purchaser to either waive Purchaser’s objection to such matter or terminate this Agreement and, in the absence of termination within said five (5) business day period, Purchaser shall be deemed to have waived such objection).

(c) Cooperation. Purchaser and Seller shall cooperate with the Title Company in connection with obtaining the Title Policy. In furtherance and not in limitation of the foregoing, at or prior to the Closing, Purchaser and Seller shall deliver to the Title Company such affidavits, certificates and other instruments as are reasonably requested by Title Company in furtherance of the issuance of the Title Policy.

(d) Phase I. Within three (3) business days of the Effective Date, Seller shall make available to Purchaser copies of the most recent Phase I environmental report pertaining to the Property in Seller’s possession or control. Purchaser shall be responsible for obtaining any updates to such Phase I which Purchaser may desire. Purchaser shall complete its review of all environmental matters prior to the end of the Due Diligence Period.

7. Deed, Bill of Sale and Assignments.

(a) Deed. Seller shall convey title to the Real Property by a special warranty deed (the “Deed”) free of encumbrances, except the Permitted Exceptions in the form attached hereto as Exhibit 7(a).

(b) Bill of Sale. Seller shall convey to Purchaser all of Seller’s right, title and interest in and to the Personal Property by way of a Bill of Sale in the form attached hereto as Exhibit 7(b) (the “Bill of Sale”).

(c) Assignment of Resident Agreements. Seller shall convey to Purchaser all of Seller’s right, title and interest in and to the to the Resident Agreements by an Assignment of Resident Agreements in form attached hereto as Exhibit 7(c) (the “Assignment of Resident Agreements”).

(d) Assignment of Rights. Seller shall convey to Purchaser all of Seller’s right, title and interest in and to the Rights by an Assignment and Assumption of Rights in the form attached hereto as Exhibit 7(d) (the “Assignment of Rights”).

(e) Assignment of Trade Names. Seller shall convey to Purchaser all of Seller’s right, title and interest in and to the Trade Names by an Assignment and Assumption of Trade Names in the form attached hereto as Exhibit 7(e) (the “Assignment of Trade Names”). As used herein the Deed, the Bill of Sale, the Assignment of Resident Agreements, the Assignment of Rights and the Assignment of Trade Names are referred to collectively as the “Conveyance Documents.”

8. Due Diligence.

(a) Documents. Within five (5) business days after the Effective Date, Purchaser shall provide to Seller a list of any due diligence documents not already made available to Purchaser either in Seller’s data room or otherwise delivered to Purchaser which Purchaser reasonably requires for due diligence (collectively, the “Seller’s Delivery Items”) and Seller, at Seller’s expense, shall make available to Purchaser within five (5) business days after receipt of the Seller’s Delivery Items list true, accurate and complete copies of all Seller’s Delivery Items to the extent in Seller’s possession and control and not privileged. From time to time, during the term of this Agreement, Seller shall also deliver copies of such other documentation pertaining to the Property as reasonably requested by Purchaser to the extent in Seller’s possession and control and not privileged. Promptly after the Effective Date, Seller shall use commercially reasonable efforts to deliver or make available to Purchaser true, correct and complete copies of all service, maintenance, supply, marketing and management contracts in effect as of the Effective Date.

(b) Access and Investigation. Upon reasonable advance notice from Purchaser to Seller, Purchaser shall, from the Effective Date until the Closing Date (or earlier termination of this Agreement), have the right to reasonable access to the Real Property during regular business hours in order to make inspections, investigations and tests, including but not limited to, engineering studies and soil tests. Purchaser shall use commercially reasonable efforts to minimize the number of visits made by Purchaser, its agents or representatives to the Real Property, and may not visit the Property more than three (3) times prior to the week leading up to the scheduled Closing. Purchaser acknowledges and agrees that said limitation on access to the Property is necessary in order not to unreasonably disrupt the operations of the Property and/or disturb the employees or tenants of the Property in any material respect, and Purchaser further acknowledges and agrees that (i) it shall use commercially reasonable efforts to limit any disruption to the operations of the Property and/or disturbance or interference with the employees and tenants of the Property, (ii) it shall not contact residents of the Facility during any of its or its agents’ and representatives’ visits, and (iii) prior to the expiration of the Due Diligence Period, it shall not interview or make contact with employees or tenants of the Property during any of its or its agents’ and representatives’ visits. After expiration of the Due Diligence Period, and up until one week prior to the scheduled Closing, Purchaser shall, upon reasonable advance notice to Seller, have access to employees for one day. During the one week prior to the scheduled Closing, Purchaser may have supervised contact with employees as long as Purchaser does not unreasonably disrupt the operations of the Facility. By way of elaboration, and not limitation, of the foregoing, Purchaser acknowledges and agrees that Purchaser and its respective agents and representatives shall coordinate and cooperate with Seller by providing at least four (4) days’ notice prior to any visit (which notice shall include the purpose, proposed duration of the visit and all persons who plan to be present during such visit) by following Seller’s reasonable directives with respect to any such visit, and by limiting contact with persons to those persons at the Property designated by Seller for any such visit. Purchaser shall bear all costs and expenses of any inspections, investigations, and tests of any kind or nature undertaken by Purchaser with regard to the Real Property and Purchaser assumes all risk with respect to all inspections, investigations and tests. Purchaser shall repair or restore any damage or disturbance to the Real Property caused by its acts or the acts of its agents, representatives, designees or invitees and hereby indemnifies and agrees to defend and hold harmless Seller for, from and against any and all damages, losses, costs, expenses (including, but not limited to, reasonable attorneys’ fees) and liability arising from any such acts. Before Purchaser enters upon the Real Property, Purchaser shall provide Seller with evidence satisfactory to Seller that Purchaser has obtained liability and other insurance coverage in an amount, in content, and from an insurance company each reasonably satisfactory to Seller, naming Seller as an additional insured, covering any such damage or disturbance and all such damages, losses, costs and expenses. Additionally, upon Seller’s request Purchaser shall promptly deliver to Seller copies of any reports relating to any testing or other inspections of the Real Property, other than appraisals, performed by Purchaser or any of its contractors, agents and invitees. If Purchaser fails to purchase the Real Property for any reason other than a default of this Agreement by Seller, except to the extent otherwise required by law, all tests, test results and reports shall be kept confidential by Purchaser and its contractors, agents and invitees. Notwithstanding anything herein to the contrary, Purchaser’s obligations under this Section 8(b) shall survive the termination of this Agreement. Except as specifically set forth herein, in conducting any inspections of the Real Property, Purchaser shall not (i) contact or have any discussions with any representative of Seller or with any residents or contractors providing services to the Facility, unless in each case Purchaser obtains the prior consent of Eric Rouse, sale Project Manager, or Kelley Hamilton (ii) unreasonably interfere with the business of Seller in any material respect, (iii) unreasonably disturb any resident of the Facility, (iv) unreasonably disrupt the operations of the Facility in any material respect, or (v) damage any of the Improvements. Seller may, from time to time, establish reasonable rules of conduct for Purchaser and its representatives in the performance of due diligence activities. Seller shall be entitled to have a representative present at all times during each entry by Purchaser; provided that the exercise of such right does not unreasonably delay any investigations to be performed by Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not have access to any “protected health information,” as such term is used under HIPAA and state and federal privacy laws, or similar documents or information contained within any of the records pertaining to the Facility unless and until Purchaser or New Operator obtains all licenses and permits necessary to receive access to such documents or information, promptly after which the information will be made available to the licensed entity.

(c) Due Diligence Period and Return of Deposit. As used in this Agreement, the term “Due Diligence Period” shall mean the period commencing on the Effective Date and terminating 30 days thereafter. Purchaser may, upon written notice to Seller and Escrow Agent transmitted on or before the end of the Due Diligence Period, terminate this Agreement for any reason or no reason whatsoever and receive a full refund of the Deposit. At any time during the 15 day period immediately following completion of the Due Diligence Period (the “Extended Due Diligence Period”), Purchaser may, upon written notice to Seller and Escrow Agent transmitted on or before 5:00 pm Pacific Time on the 15th day immediately following completion of the Due Diligence Period, terminate this Agreement for any reason or no reason whatsoever and receive a full refund of the Deposit (less the amount of the Initial Deposit). If Purchaser does not provide written notice to Seller and Escrow Agent on or before the expiration of the Extended Due Diligence Period of its decision to terminate this Agreement, Purchaser shall be deemed to have elected to proceed with the transaction. The Deposit shall then be non-refundable for all purposes except as specifically set forth herein.

(d) Assumption of Contracts and Rights. No later than three (3) days following termination of the Due Diligence Period, Purchaser shall deliver an updated Schedule 2(n) which includes any contracts or Rights that Purchaser elects not to assume; provided that the updated Schedule 2(n) will not include any of the Mandatory Contracts.

9. Seller’s Representations and Warranties. Subject to the disclosures set forth in the disclosure schedule of Seller delivered to Purchaser concurrently with the Parties’ execution of this Agreement, as amended to reflect additional written disclosures made by Seller to Purchaser in accordance with the terms of this Section, describing facts and circumstances that change after the Effective Date and prior to the Closing (the “Disclosure Schedule”), Seller makes the following representations and warranties to Purchaser:

(a) No Consent or Conflict. Except as set forth on Schedule 9(k) and Schedule 9(o), and except for the Licensing Approvals, and lender approval associated with any loan being assumed by Purchaser (the “Assumed Loan”) as evidenced by the loan documents more particularly described on Section 9(a) of Exhibit A hereto (the “Assumed Loan Documents”), no consent from or notice to any federal, state or local court or federal, state or local government bureau, department, commission or agency, or any other person or entity whether or not governmental in character, is required to permit Seller to execute, deliver and perform this Agreement other than consents which have been obtained or will be obtained by Closing. This Agreement does not conflict with or breach any material agreement to which Seller is a party.

(b) Seller’s Authority. The execution, delivery and performance of this Agreement by Seller have been, or will prior to Closing be, duly authorized by all necessary action and proceedings, and no further corporate action or authorization will be necessary on the part of Seller in order to consummate the transactions contemplated herein. Seller is validly existing and in good standing under the laws of Seller’s state of organization.

(c) Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Code.

(d) Bankruptcy. Seller is not the subject of a bankruptcy proceeding, reorganization or insolvency proceeding.

(e) Title to the Property. Seller has good and marketable title to the Real Property subject to the Permitted Exceptions, and is the owner of all of the other Property, free and clear of all liens, mortgages, security interests, adverse claims, and all encumbrances (other than Permitted Liens). For purposes of this Agreement, “Permitted Liens” means: (a) statutory liens for Taxes not yet due; (b) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (c) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (d) minor irregularities of title that do not in the aggregate materially detract from the value or use of Seller’s assets; and (e) mortgages and security interests securing the Assumed Loan.

(f) Ownership of Assets. The Property, together with the Excluded Assets, constitute all assets owned, leased, licensed or controlled by Seller, and any of its affiliates, located at or used in connection with, and material to, the operation of the Facility.

(g) Condemnation. Seller has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to Seller’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting any of the Real Property, or any portion thereof.

(h) Compliance with Applicable Law. Since December 31, 2012, Seller has not received any written notice of, and to Seller’s Knowledge there are not, any material violations of any provision of applicable law (including, but not limited to, the Americans with Disabilities Act, the WARN Act, COBRA, and those of environmental agencies), with respect to the ownership, operation, use, maintenance or condition of any of the Property which has not been cured or dismissed with prejudice.

(i) Litigation. Seller has not (i) been served or threatened in writing with any court filing in any litigation within the past three (3) years with respect to any Property in which Seller is named a party which has not been resolved, settled or dismissed and which could result in an adverse impact on the Property or any portion thereof or Seller’s title to any of the Property or (ii) received written notice within the past three (3) years of any claim, charge or complaint from any governmental authority or other entity pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to any portion of the Property which has not been resolved, settled or dismissed where the amount of the alleged fine, penalty or damages is in excess of $10,000 or which could reasonably be expected to adversely affect the Property in any material respect or Seller’s title to any of the Property.

(j) Taxes. Seller has not received any written notice for an audit or delinquency of any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any governmental authority with respect to any of the Property, including any interest, penalty or fine with respect thereto (“Taxes”) with respect to any of the Property which has not been resolved or completed. There are no outstanding unpaid municipal assessments against any of the Property for a material amount which are due and payable prior to the Closing. Seller is not currently contesting any Taxes with respect to any of the Property. All material state and local Tax returns and Tax reports required to be filed by Seller with respect to any of the Property on or before the date hereof have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all of such returns were true, correct and complete in all material respects as filed. All Taxes for material amounts (including interest and penalties and including estimated Tax installments where required to be filed and paid) with respect to any of the Property due and payable prior to the date hereof have been fully paid, and appropriate accruals have been made on the books of Seller for Taxes not yet due and payable. All Taxes and other assessments and levies for material amounts which Seller is required by law to withhold or to collect with respect to any portion of the Property have been duly withheld and collected, and have been paid over to the proper governmental authorities and agencies to the extent due and payable. To Seller’s Knowledge, there are no outstanding or pending material claims, deficiencies or assessments for any material amount of Taxes due and payable, interest or penalties with respect to any of the Property by Seller for any taxable period.

(k) Licenses and Permits. Seller has made available to Purchaser a true and complete copy of the material licenses and permits that to Seller’s Knowledge are necessary for the ownership and operation of the Facility (the “Licenses and Permits”). A complete listing of such Licenses and Permits is attached hereto as Schedule 9(k). Since July 1, 2012, Seller has not received any written notice from any governmental authority or other entity of (i) any material violation, suspension, revocation or non-renewal of any Licenses and Permits that has not been cured or dismissed, or (ii) any failure by Seller to obtain any material Licenses and Permits that are necessary for or relate to the ownership and/or operation of the Facility that has not been cured or dismissed.

(l) Tenant Leases. Schedule 9(l) sets forth a true, correct and complete list and rent roll with respect to all leases, subleases, licenses, concessions and similar agreements granting to any other person or entity the right to use or occupy any portion of the Real Property (other than the Resident Agreements)(the “Tenant Leases”), and Seller has made available to Purchaser a copy of each of the Tenant Leases in Seller’s possession, which are true, correct and complete copies of the Tenant Leases in all material respects. Except as set forth in Schedule 9(l), no tenants are entitled to any rebates, rent concessions or free rent. No rents due under any of the Tenant Leases are presently assigned, hypothecated or encumbered by Seller, other than in connection with any mortgage encumbering the Real Property which shall be satisfied prior to or in connection with the Closing. There are no unpaid brokerage commissions or unpaid landlord obligations for tenant improvements in connection with the current term of occupancy of tenants under the Tenant Leases. No rent under any of the Tenant Leases has been prepaid (except for rental for the current month and payments that are required to be made in advance pursuant to the terms and provisions of the Tenant Leases and except for prepayments set forth in the Tenant Leases). No tenant has notified Seller in writing of its intent to terminate its Tenant Lease prior to expiration of the term of such Tenant Lease. Seller is not in material breach or default under any material obligation of any Tenant Lease, and to Seller’s Knowledge, no other party to any Tenant Lease is in default of any material obligation thereunder.

(m) Possession. To Seller’s Knowledge, except pursuant to the Permitted Exceptions, Tenant Leases and Resident Agreements, no person or entity other than Seller has any license, lease or other right relating to the use or possession of the Real Property or any part thereof.

(n) Purchase Rights. There are no options or other agreements of any kind, whereby any person or entity other than Purchaser will have acquired or will have any right to acquire title or interest to all or any portion of the Property, and to Seller’s Knowledge, there are no purchase contracts, options or other agreements of any kind, whereby any person or entity will have acquired or will have any right to acquire title or interest to all or any portion of the Property.

(o) Contracts. Schedule 9(o) sets forth a true, correct and complete list of any contracts relating to the operation of the Facility (including but not limited to any maintenance, service and supply contracts, and all other similar agreements for goods and services provided to Seller in connection with the Facility) which (i) have a term of greater than twelve (12) months, (ii) have outstanding Seller payment obligations for the duration of the contract in excess of $25,000, and (iii) require more than 30 days’ notice to terminate (the “Contracts”). The copies heretofore delivered to Purchaser are true, correct and complete in all material respects. Seller is not, and to Seller’s Knowledge no other party to the Contracts, is in material breach or default under any obligation thereunder or any provisions thereof. Except as set forth on Schedule 9(o), no consent of any person or entity is required as a condition to Seller’s assignment of the Contracts to Purchaser at Closing.

(p) Labor and Employment Matters. Seller is not a party to any collective bargaining agreement or relationship with any labor union that affects the Property. During the three (3) years preceding the date hereof, neither the Facility nor the business operated at the Facility has experienced any labor disputes. There are no union organizing activities, strikes, work stoppages or slow-downs in respect of the Facility or the business operated at the Facility, nor has Seller been asked within the past twelve (12) months by any person or entity to negotiate in connection with entering into any collective bargaining agreement or other contract or written understanding with a labor union or organization or any other person or entity representing or seeking to represent any Facility Employees. There are no outstanding claims or actions or, to Seller’s Knowledge, claims or actions threatened in writing, by any current or former Facility Employee against Seller or the business operated at the Facility.

(q) Construction Contracts. Except as set forth in Schedule 9(q), there are no outstanding contracts made by Seller for the construction or repair of any improvements, and Seller shall discharge and have released or bonded over all mechanic’s, builder’s or materialman’s liens of record, if any, arising from any labor or materials furnished to the Real Property prior to the Closing to the extent any such lien is not bonded over pursuant to applicable law.

(r) Insurance Policies. Seller has not received written notice from any insurance carrier of defects or inadequacies in the Property which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.

(s) Environmental Condition of Real Property. Except as set forth in Schedule 9(s) and Schedule 45, to the Seller’s Knowledge, there are no underground storage tanks on the Real Property and the Real Property does not contain any Hazardous Materials (other than any Hazardous Materials situated at the Real Property in the ordinary course of business or the ordinary course of business of any tenant or other occupant of the Real Property and which are stored, held, used and disposed of in compliance with Environmental Laws) and to Seller’s Knowledge, there are no material Environmental Claims or Environmental Liabilities nor is Seller in material violation of Environmental Laws in respect of the Real Property or any portion thereof. For the purposes hereof, (i) “Hazardous Materials” shall mean petroleum and petroleum products, flammable explosives, radioactive materials (excluding radioactive materials in smoke detectors), polychlorinated biphenyls, radon, lead/asbestos in any form, hazardous waste, toxic or hazardous substances, molds, microbiological agents, and other related materials whether in the form of a chemical, biologic, element, natural agent, compound, solution, mixture or otherwise, all to the extent identified, managed, regulated or governed by Environmental Law, including, but not limited to, those materials defined under Environmental Laws as “hazardous substances,” “extremely hazardous substances,” “hazardous chemicals,” “hazardous materials,” “toxic substances,” “solid waste,” “toxic chemicals,” “air pollutants,” “toxic pollutants,” “hazardous wastes,” “extremely hazardous waste,” or “restricted hazardous waste”; (ii) “Environmental Laws” shall mean all applicable laws relating to industrial hygiene or to environmental or unsafe conditions or to human health including, but not limited to, those relating to the generation, manufacture, storage, handling, transportation, disposal, release, emission or discharge of hazardous materials, including those in connection with the construction, fuel supply, power generation and transmission, waste disposal or any other operations or processes relating to the Property, including the Real Property, or any portion thereof, and those relating to the atmosphere, soil, surface and ground water, wetlands, stream sediments and vegetation on, under, in or about the Property, including the Real Property; (iii) “Environmental Claims” shall mean all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any governmental authority or other Person arising from or in connection with (A) the presence or actual spill, leak, emission, discharge or release of any Hazardous Materials over, on, in, under or from the Real Property, or any portion thereof, or (B) any violation of any Environmental Laws with respect to the Real Property; and (iv) “Environmental Liabilities” shall mean liabilities under any Environmental Laws arising from or in connection with the Real Property, including any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual presence, spill, leak, emission, discharge or release of any Hazardous Materials, pollution, contamination or radiation into any water, soil, sediment, air, improvements or other environmental media.

(t) Management Agreements. Except for any management agreement to be entered into pursuant hereto at Closing, as of the Closing Date, there will be no management agreements with respect to the Property.

(u) Compliance with Of-Record Matters. Seller has not received, nor given, any written notice of any breach or default under any recorded instrument relating to any of the Real Property which has not been cured or dismissed, nor does there exist any breach or default with respect to any of those exception items.

(v) Finders and Investment Brokers. Seller has not entered into any agreement or arrangement with any person or entity who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Seller in connection with the transactions contemplated by this Agreement in a manner which would entitle such person or entity to any fee or commission in connection with this Agreement or the transactions contemplated by this Agreement.

(w) Financial Statements. The profit and loss statements for the Facility and the business operated in connection therewith which were provided to Purchaser: (i) are true and complete copies of the operating statements for such periods prepared by Seller in the ordinary course of its business operations with respect to the Facility; and (ii) have been prepared in accordance with GAAP and present fairly, in all material respects, the results of operations for the business associated with the Facility for the periods covered by such income statements, subject to (i) standard year-end adjustments for any year to date income statements and financial notes and qualifications to such statements, and (ii) historical financials and projections presented to Purchaser were modified to reflect an imputed 5% management fee rather than Operator’s practice of charging a fee of 7% and an allocation of non-traditional labor from the home office.

(x) ERISA. None of the Property is, or at the Closing will be, pursuant to ERISA or the Code, considered for any purpose of ERISA or Section 4975 of the Code to be an asset of a Plan. Seller is not executing this Agreement and will not be performing its obligations or exercising its rights or remedies under this Agreement on behalf of or for the benefit of any Plan. To Seller’s Knowledge, neither the execution nor delivery of this Agreement by Seller, nor the performance by Seller of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code. For the purposes hereof the following terms shall have the following meanings: “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (and any applicable regulations or guidance promulgated thereunder); and “Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

(y) Resident Agreements. Schedule 9(y) sets forth a true, correct and complete list and rent roll with respect to the Resident Agreements. Seller shall make commercially reasonable efforts to make available to Purchaser prior to Closing a copy of each of the Resident Agreements, which are each true, correct and complete copies of the Resident Agreements in all material respects. Seller has not given nor received any written notice of any breaches or defaults, which, are material to the Resident Agreements in the aggregate, and which have not been cured. To Seller’s Knowledge, except as set forth in Schedule 9(y), Seller has not agreed to provide any rebates, rent concessions or free rent to any residents which are material on an aggregate basis. No amounts due under any of the Resident Agreements are presently assigned, hypothecated or encumbered by Seller, other than in connection with any mortgage encumbering the Real Property which shall be satisfied or assumed prior to or in connection with the Closing. No amounts owing under any of the Resident Agreements has been prepaid by more than 30 days (except for rental for the current month and payments that are required to be made in advance pursuant to the terms and provisions of the Resident Agreements). No resident has notified Seller in writing of its intent to terminate its Resident Agreement prior to expiration of the term of such Resident Agreement.

(z) Name. Seller has the right to use the Trade Names in connection with the Facility, and Seller has not received written notification of any claims or actions by any party which has not been resolved, settled or dismissed disputing or challenging Seller’s right to use the Trade Names.

(aa) Existing Use. To Seller’s Knowledge, the Real Property, the Seller’s current use thereof, and the condition thereof do not violate in any material respect any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal environmental law or regulation or any building code or fire code applicable to the Real Property in a manner that could reasonably be expected to adversely affect the Real Property in any material respect, and are not designated by any governmental agency to be in a flood plain area. To Seller’s Knowledge, there is no condition or state of facts which would preclude, materially limit or materially restrict the use of the Property as a senior living facility.

(bb) Restriction of Access. To Seller’s Knowledge, there are no current federal, state, county or municipal plans to materially restrict or materially change access to any part of the Real Property from any highway or road leading directly to or abutting any part of the Real Property.

(cc) Accounts Receivable. Schedule 9(cc) sets forth a detailed list of all of the outstanding unpaid accounts receivable (“Accounts Receivable”) with respect to the Facility, including, but not limited to, all rents pertaining to residents of the Facility (“Rents”) as of the date hereof, which list sets forth the aging of such Accounts Receivable.

(dd) Patriot Act. Seller, and its officers and shareholders, and principals, shall not transfer the proceeds obtained as a result of this Agreement to any person or entity listed on the Office of Foreign Assets Control list as “Terrorists” and “Specially Designated Nationals and Blocked Persons”, or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

The term “to Seller’s Knowledge” shall mean the actual awareness or knowledge of Kelley D. Hamilton after due inquiry of the executive director of the Facility with regard to the matters addressed in this Section 9. The representations and warranties contained in this Section 9 shall be effective as of the Effective Date and the Closing Date. They shall survive the Closing and Seller’s transfer to Purchaser of the Property for a period of six (6) months, except to the extent of facts and circumstances that change after the Effective Date and prior to the Closing and that are disclosed in writing to Purchaser, all of which shall be deemed to modify the Seller’s representations and warranties as if they had been so modified when given. If, prior to Closing, Seller discloses to

Purchaser, or Purchaser discovers and has actual knowledge of, any material misrepresentation of, or material inaccuracy with respect to, any of the representations and warranties set forth in this Section 9, then unless Seller can and does cause such representation and warranty to again become true and accurate, Purchaser may either (i) upon written notice to Seller delivered on or prior to the Closing, terminate this Agreement in which event the Deposit shall be returned to Purchaser and Seller shall reimburse Purchaser for all out of pocket expenses incurred by Purchaser in connection with the Agreement and the transactions contemplated hereby, or (ii) waive such breach and close on its purchase of the Property in accordance with this Agreement, with Seller to have no liability with respect to such breach. If Purchaser fails to object within five (5) days of the date on which it becomes aware (either through Seller disclosure or Purchaser discovery) or should have, after reasonable investigation, become aware, of any Seller breach, Purchaser shall not have the right to terminate this Agreement and the breach shall be deemed waived, and Seller shall have no liability with respect to such breach.

10. Purchaser’s Representations and Warranties. Purchaser makes the following representations and warranties to Seller:

(a) Purchaser’s Authority. Except with respect to approval of Purchaser’s board of directors (which will be obtained prior to the expiration of the Due Diligence Period, with Purchaser’s failure to terminate this Agreement prior to the expiration of the Due Diligence Period being deemed a representation from Purchaser that such approval has been obtained), (i) Purchaser has the requisite power and authority to acquire the Property and (ii) the execution, delivery and performance of this Agreement by Purchaser have been duly and validly authorized by all necessary action and proceedings, and, no further action or authorization is necessary on the part of Purchaser in order to consummate the transactions contemplated herein.

(b) No Conflict. Neither the execution nor delivery of this Agreement by Purchaser, nor performance of any of its obligations under this Agreement, nor consummation of the transactions contemplated hereby, will conflict with, result in a breach of, or constitute a default under, the terms and conditions of the organizational documents pursuant to which Purchaser was organized, or any agreement to which Purchaser is a party or by which it is bound, or any order of any court, regulatory body, administrative agency or governmental body having jurisdiction over Purchaser.

(c) Funding. Purchaser has sufficient resources and relationships with lenders and/or equity investors to enable it to purchase and/or finance the purchase of the Property and to obtain all necessary licenses. Purchaser is a sophisticated real estate investor and has the experience, knowledge and ability to evaluate the purchase of the Property and the operation of the Facility. In no event shall the receipt or availability of any funds or financing by Purchaser or any of its affiliates or any other financing or other similar transactions be a condition to any of Purchaser’s obligations hereunder.

(d) Bankruptcy. Purchaser is not the subject of a bankruptcy proceeding, reorganization or insolvency proceeding.

(e) Finders and Investment Brokers. Purchaser has not entered into any agreement or arrangement with any person or entity who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transactions contemplated by this Agreement in a manner which would entitle such person or entity to any fee or commission in connection with this Agreement or the transactions contemplated by this Agreement.

(f) License Approvals. Purchaser has no reason to believe that Purchaser will not be able to obtain the Licensing Approvals within the timeframe contemplated for completing the other conditions to Purchaser’s obligation to close the transactions described in this Agreement. Purchaser has never failed to consummate a transaction as a result of a failure to obtain from the state in which the Real Property is located a licensing approval of the nature of the Licensing Approvals.

The representations and warranties of Purchaser contained in this Section 10 shall be effective as of the Effective Date and shall survive the Closing and Seller’s transfer to Purchaser of the Property for a period of six (6) months.

11. Related Transactions.

(a) The transaction outlined under this Agreement is part of a larger transaction involving the sale and transfer of the related senior living facilities listed in Schedule 11 (the “Related Facilities”) from affiliates of Seller (the “Related Sellers”) to Purchaser or affiliates of Purchaser (the “Related Purchasers”) under related Purchase and Sale Agreements (the “Related Purchase Agreements”) expected to close in accordance with the timeline set forth on Schedule 11 (the “Related Transactions”). Except as set forth in this Section 11(a), the obligations of Seller to consummate the transactions contemplated hereby are conditioned upon the closing of the Related Transactions contemplated by Schedule 11 in accordance with the timeline contemplated on Schedule 11, it being understood that (i) the Related Transactions to be completed in connection with the Third Closing (as defined on Schedule 11) shall be completed within two weeks of the date on which Purchaser receives approval from the Oregon Housing Community Services (“OHCS”) to assume the debt relating to the Related Facilities to be purchased at the Third Closing, and (ii) the Related Transactions to be completed in connection with the Fourth Closing (as defined on Schedule 11) shall be completed within two weeks of the date on which Purchaser receives approval from the United States Department of Housing and Urban Development (“HUD”) to assume the debt relating to the Related Facilities to be purchased at the Fourth Closing.

(b) Notwithstanding the foregoing, if Purchaser elects to terminate any two (2), but no more than two (2), of the Related Transactions prior to the expiration of the applicable “Extended Due Diligence Period” (or in the case of the West Hills Related Transaction (as defined on Schedule 11), the “Due Diligence Period”) contemplated in the applicable Related Purchase Agreements (excluding any termination of the West Hills Related Transaction for Seller’s failure to obtain the Requisite Seller Approval (as defined in the West Hills Related Purchase Agreement) during the Due Diligence Period), the terms of Section 11(a) shall be deemed satisfied.

(c) If Purchaser elects to terminate three (3) or more of the Related Transactions prior to the expiration of the applicable “Extended Due Diligence Period” (or in the case of the West Hills Related Transaction, the “Due Diligence Period”) contemplated in the applicable Related Purchase Agreements (excluding any termination of the West Hills Related Transaction for Seller’s failure to obtain the Requisite Seller Approval during the Due Diligence Period), Seller shall have the right to terminate this Agreement and all Related Purchase Agreements, in which event Purchaser shall be entitled to a refund of (i) the full amount of the “Deposit” contemplated in the applicable Related Purchase Agreement under each Related Purchase Agreement for which the applicable “Due Diligence Period” has not yet expired, and (ii) one-half of the amount of the “Deposit” contemplated in the applicable Related Purchase Agreement under each Related Purchase Agreement for which the applicable “Due Diligence Period” has expired, and the parties shall have no further rights, duties or obligations hereunder, except with respect to those rights, duties or obligations which are specifically contemplated to survive termination of this Agreement.

12. Licensing Requirements. On or before the expiration of the Due Diligence Period, Purchaser shall, and/or shall cause New Operator to, submit a completed application with all schedules and required background information to the appropriate licensing authority in order to obtain all licensing approvals and other governmental approvals required for Purchaser to own and New Operator to operate the Facility (“Licensing Approvals”). Following submission of the completed applications and documentation, Purchaser shall use commercially reasonable efforts and diligently pursue the Licensing Approvals, including by fully completing all information requested in a timely manner, by attaching all required information and exhibits to the Licensing Approvals and by promptly responding to requests made in connection with the Licensing Approvals, in order to obtain such approvals within 30 days following the expiration of the Due Diligence Period, but in any event on or before the Closing Date (the “Licensing Period”). If Purchaser does not obtain all Licensing Approvals on or before the Closing Date, then if allowed by law, Purchaser and Operator shall enter into a temporary management agreement at Closing for a duration of Purchaser’s choosing of up to nine months (unless extended by mutual agreement of the parties) on the same terms as the existing management agreement between the Operator and Facility (the “Existing Management Agreement”), which Existing Management Agreement is attached hereto as Exhibit 12 (except that the management fee shall be 5% and the Management Agreement may be terminated upon 30 days written notice from Purchaser) whereby the Facility will continue to be operated by Operator until the earlier of (a) nine (9) months after the Closing Date and (b) the date that until Purchaser has all Licensing Approvals. In the event that the Licensing Approvals are not obtained and the interim arrangement contemplated by this paragraph is not permissible under applicable law, the Closing Date shall be extended until the earlier of: (i) the date which is ten (10) business days after the date that the Licensing Approvals are obtained, and (ii) the date which is one hundred twenty (120) days after the Closing Date (the “Extended Closing Date”) (during which period Purchaser shall continue to use commercially reasonable efforts to obtain the Licensing Approvals). If the Licensing Approvals have not been obtained by Purchaser by the Extended Closing Date then Seller in Seller’s sole discretion may elect to either extend the Closing Date for a period up to an additional ninety (90) days (the “Second Extension”) to pursue the Licensing Approvals on Purchaser’s behalf, or else terminate this Agreement. If Seller elects to extend the Closing Date, Purchaser shall, up until expiration or termination of the Second Extension, act in good faith and use commercially reasonable efforts to cooperate with and assist Seller in obtaining the Licensing Approvals. If Seller elects to terminate this Agreement instead of exercising the Second Extension or if Seller is unsuccessful obtaining the Licensing Approvals prior to expiration of the Second Extension then this Agreement shall terminate, the Deposit shall be returned to Purchaser and the parties shall have no further rights, duties or obligations hereunder, except with respect to those rights, duties or obligations which are specifically contemplated to survive termination of this Agreement. Purchaser shall be responsible for any and all costs associated with the Licensing Approvals and the assignment of existing provider agreements; provided, however, Seller shall cooperate with and assist Purchaser with respect to inspections at the Facility necessary to obtain the Licensing Approvals and the assignment of any existing provider agreements. Except as otherwise set forth in this Agreement, (i) Purchaser shall be solely responsible for any and all costs associated with the Licensing Approvals and change of ownership process, and (ii) Seller shall be solely responsible for any and all costs associated with any physical plant or other changes required by a licensing authority to bring the Facility into compliance with the currently effective licensing and certification and other legal requirements if and to the extent it is not currently in such compliance and such compliance is required as a matter of state or federal law.

13. Operator Requirement. The parties acknowledge and agree that Purchaser intends to engage New Operator to manage the Facility and that the existing Operator does not want to continue to manage the Facility after the Closing. However, in consideration for Purchaser not making the requirement that Purchaser have a new operator in place at Closing be a condition to closing, Operator agrees that, if Purchaser has not been able to contract with New Operator prior to Closing despite the use of good faith commercially reasonable efforts to do so, Operator will continue to manage the Facility on the same terms as the Existing Management Agreement (except that the fee shall be 5% and it may be terminated upon 30 days written notice from Purchaser or as otherwise provided in the agreement) for a period of Purchaser’s choosing of up to nine months after Closing.

14. Employee Matters.

(a) Within ten (10) business days of the Effective Date, Seller shall deliver to Purchaser a schedule setting forth: (i) the name of each of the current Facility employees (collectively, the “Facility Employees”), (ii) each Facility Employee’s position and rate of pay, (iii) a reasonable estimate of all benefits that Seller is obligated by all legal requirements, its employee benefit policies, or both, to provide the Facility Employees as of the then scheduled Closing Date and (iv) Seller’s liability for the Facility Employees’ vacation, sick and personal time-off as of the then scheduled Closing date, if any, which Seller shall be obligated to pay at Closing. Facility Employees does not include any employees of Operator including regional and traveling personnel who may provide services to the Facility but are not employees of the Facility, and Operator personnel who may provide services to the Facility on an interim basis but are not employees of the Facility.

(b) New Operator shall have the right, but shall not be obligated, to hire any or all of the Facility Employees as of the Closing Date upon such terms and conditions of employment as New Operator so elects and Seller agrees to reasonably cooperate with New Operator in such regard. It is expressly agreed that the Facility Employees are not third party beneficiaries of this Agreement. On the Closing Date, Purchaser shall, or shall cause New Operator to, give Seller written notice of which Facility Employees New Operator will employ as of the Closing Date. On or about the date that is sixty (60) days after Closing, Purchaser shall cause New Operator to provide Seller with a list of any Facility Employees terminated after Closing, together with an indication as to whether such employees were terminated with or without cause. For a period of twelve (12) months commencing as of the date of the expiration of the Due Diligence Period, neither Seller nor any of its affiliates shall solicit any of the Facility Employees identified on such list for employment by Seller or any of its affiliates; provided, that nothing herein shall preclude Seller or any of its affiliates from undertaking recruiting activities of a general nature that are not specifically directed at any Facility Employee so identified or offer employment to or hire any Facility Employee that approaches Seller unsolicited. The foregoing restriction shall not apply to any Facility employees who are terminated by New Operator or are not hired by New Operator or who voluntarily terminated their employment at the Facility.

(c) On or before the Closing Date, Seller shall terminate the employment of each of the Facility Employees. Seller shall be responsible for all employment obligations of the Facility Employees incurred on or before the Closing, including wages and benefits and accrued but unused vacation, personal time or similar pay.

(d) To the extent that any Liability arises as a result of Seller’s failure to comply with the Workers Adjustment and Retraining Notification Act (the “WARN Act”) in connection with the transactions contemplated by this Agreement, Seller shall hold harmless Purchaser from any such Liability that Purchaser may incur.

15. Pre-Closing Obligations.

(a) Third Party Consents. With respect to any person or entity whose consent is required as a condition to Seller’s assignment of the Contracts to Purchaser at Closing, Seller covenants to employ commercially reasonable efforts to obtain such consent(s) in writing (in a form reasonably acceptable to Purchaser) and to deliver same to Purchaser prior to the Closing Date and, if Seller fails to obtain such written consent(s) prior to the Closing Date, Seller shall, at the reasonable request of Purchaser, continue such efforts thereafter for a period of up to thirty (30) days following the Closing Date.

(b) Extended Coverage Title Policy. If Purchaser should elect to obtain an extended coverage title policy, Seller agrees to use commercially reasonable efforts to satisfy all reasonable requirements to the issuance of the title policy to the extent within the discretion or control of Seller.

(c) Pre-Closing Deliveries.

(i) Prior to Closing, Seller will deliver to Purchaser updated information current as of no earlier than five (5) business days prior to Closing on an updated rent roll signed by a representative of Seller which shall replace Schedule 9(l) for all purposes under this Agreement; and

(ii) Prior to Closing, Seller will deliver to Purchaser updated information current as of no earlier than five (5) business days prior to Closing on an updated Schedule 9(y) signed by a representative of Seller which shall replace Schedule 9(y) for all purposes under this Agreement.

16. Closing.

(a) Date of Closing. Subject to the satisfaction of the conditions precedent set forth herein, the close of escrow with respect to the transactions contemplated by this agreement (the “Closing”) will occur in the offices of Escrow Agent, either in person or via delivery of original documents, on the date set forth for the Facility on Schedule 11 or on such other date as is mutually agreed upon in writing between Seller and Purchaser (the “Closing Date”).

(b) Closing Deliveries.

(i) At the Closing, Seller will deposit with Escrow Agent the following documents executed and acknowledged, as applicable:

(1) the Deed;

(2) the Bill of Sale;

(3) the Assignment of Resident Agreements;

(4) the Assignment of Rights;

(5) the Assignment of Trade Names;

(6) an owner’s affidavit in the form reasonably agreed to by the parties;

(7) a non-foreign affidavit in the form attached hereto as Exhibit 16(b)(i)(7);

(8) a transition services agreement which will be negotiated by the parties in good faith during the Due Diligence Period and will allow New Operator to transition operations of the Facility in an orderly manner after Closing (the “Transition Services Agreement”);

(9) the Holdback Escrow Agreement;

(10) a counterpart original of a Washington State Real Estate Excise Tax Affidavit; and

(11) such other items as may be reasonably requested in order for Seller to comply with the terms of this Agreement.

(ii) At the Closing, Purchaser shall deposit with Escrow Agent the following:

(1) the Purchase Price less the Deposit;

(2) executed counterparts of the Assignment of Resident Agreements, the Assignment of Rights, the Assignment of Trade Names, the Transition Services Agreement and the Holdback Escrow Agreement;

(3) one-half (1/2) of the basic escrow fee;

(4) any and all transfer, excise, sales tax, stamp and similar fees and taxes;

(5) all escrow fees and charges allocable to Purchaser’s financing for this transaction and its share of prorated items;

(6) an executed counterpart original of a Washington State Real Estate Excise Tax Affidavit; and

(7) such other items as may be reasonably requested in order for Purchaser to comply with the terms of this Agreement.

(iii) Seller shall pay the recording fee on the Deed; the cost of a standard owner’s title insurance policy; one-half (1/2) of the escrow fee, other than any portion thereof allocable to Purchaser’s financing for this transaction; and its share of prorated items. Each party shall pay its own attorneys’ fees. Purchaser shall be responsible for any premiums, costs or charges for extended title coverage, endorsements, lender’s coverage, and all other similar amounts.

(c) Resident Agreements and Contracts. Seller shall deliver to Purchaser outside of escrow at Closing originals of all of the Resident Agreements, Assumed Contracts and Licenses and Permits being assigned to Purchaser in Seller’s possession or control, as well as all other records pertaining to the Facility; provided, however, that to the extent that any protected health information, as such term is used under HIPAA and state and federal privacy laws, or similar documents or information is required or contained within any of the records pertaining to the Facility, such information will not be delivered unless and until Purchaser or New Operator obtains any all licenses and permits necessary to receive access to such documents or information, promptly after which the information will be delivered to the licensed entity. Purchaser will make such documentation available to Seller, upon request, if Seller needs such in connection with claims or litigation related to periods prior to the Closing. Notwithstanding the foregoing, Seller and Operator shall not be required to provide their financial records or other documents or records that contain Seller’s or Operators proprietary or confidential information and/or their overall corporate operations, original employee records, records of former employees of the Facility, and records of former residents of the Facility (except as required by law to be at the facility) whose employment or lease was terminated at the Facility prior to the Closing Date. Purchaser shall be entitled to receive copies of all employee records for all Facility Employees actually retained by New Operator.

17. Proration of Facility Expense and Revenues.

(a) Expenses relating to the Property pertaining to the billing period in which the Closing Date occurs, real and personal property taxes, prepaid expenses, utility charges, prepaid revenue and similar items attributable to the Property shall be prorated between Seller and

Purchaser as of the Closing Date based on the relevant billing, accounting or revenue period to which the item relates. Seller is responsible for expenses incurred in the operation of the Facility prior to the Closing Date. In general, such prorations shall be made so as to allocate to Seller expenses which have actually been paid prior to the Closing Date and to allocate to Purchaser expenses which have been paid but are for the time period from and after the Closing Date. To the extent such charges are not able to be allocated, determined or credited through Escrow, the intent of this provision shall be implemented by Purchaser remitting to Seller any unpaid invoices which reflect expenses for the time period prior to the Closing Date and by Purchaser assuming responsibility for the payment of any invoices which reflect expenses for the Property for the time period from and after the Closing Date, with any overage or shortage in payments by either party to be adjusted and paid as provided in Subsections (b) and (c) below. Seller shall be entitled to a refund of all Seller Deposits, if applicable, and, where necessary, Purchaser shall arrange to make its own deposits with the parties holding such Seller Deposits on or prior to the Closing. To the extent Seller has ordered goods, products and services in the ordinary course of business before the Closing, which are invoiced after the Effective Date and used or useful at the Facility after the Closing, Purchaser shall be responsible for the payment of such invoices.

(b) Basis for Prorations. All such prorations shall be made on the basis of actual days elapsed in the relevant accounting, billing or revenue period and shall be based on the most recent information available. Utility charges which are not metered and read on the Closing Date shall be estimated based on prior charges, and shall be re-prorated outside of Escrow upon receipt of statements therefore as of the Closing Date.

(c) Settlement of Prorations. All amounts owing from or to Seller or Purchaser that require adjustment after the Closing Date shall be settled within ninety (90) days after the Closing Date or, in the event the information necessary for such adjustment is not available within said ninety (90) day period, then as soon thereafter as practicable. Purchaser shall make such records available for inspection by Seller as are reasonable to demonstrate the accuracy of any adjustments.

(d) Petty Cash. On the Closing Date, Seller shall retain all petty cash maintained at the Facility.

18. Post-Closing Obligations. All of the following obligations, duties, provisions and agreements shall survive Closing:

(a) Records.

(i) After the Closing, Purchaser shall cause New Operator to keep and preserve all medical records and other records that Purchaser obtained from Seller for persons who were residents of the Facility for the longer of five (5) years following the delivery of such records to Purchaser at the Closing, or such time as may be required by any applicable legal requirement.

(ii) After the Closing, upon reasonable notice to Purchaser, and provided such access does not unreasonably interfere with the operation of the Facility, Seller and its affiliates and representatives shall be entitled, during regular business hours, to have access to, and make copies of, all records pertaining to the operation of the Facility prior to the Closing Date, as reasonably necessary to defend against any pending or threatened litigation, to respond to inquiries or audits by a governmental authority, or to comply with applicable law or judicial or regulatory process. Any medical records or resident charts shall only be removed from a Facility for purposes of pending litigation involving a resident to whom such record or chart refers and in response to a subpoena or court order or for purposes of introduction into evidence. Any records or charts so removed from the Facility shall be promptly returned to Purchaser following their use by Seller or any of its affiliates or representatives.

(iii) Purchaser acknowledges and agrees that the books, records and other materials described in this Section 18 are unique and in the event of a breach by Purchaser of its obligations under this Section 18, Seller would suffer injury for which it would not be fully compensated with monetary damages and accordingly, in the event of a breach by Purchaser of its obligations under this Section 18, Seller shall be entitled to seek to enjoin a breach by Purchaser of its obligations under this Section 18 and/or to specifically enforce the obligations of Purchaser hereunder.

(b) Accounts Receivable.

(i) Promptly following the Closing, Seller shall provide an updated Schedule 9(cc) setting forth a detailed list of all of the outstanding Accounts Receivable as of the Closing Date, which list shall include the aging of such Accounts Receivable. Seller shall retain its right, title and interest in and to all unpaid Accounts Receivable which relate to the period prior to the Closing Date. Purchaser shall do nothing to interfere with any and all rights that Seller or any of its agents or affiliates may have in or with respect to the Accounts Receivable, including but not limited to the right to collect the same and to enforce any and all of their rights with respect to the Accounts Receivables. If Purchaser receives any proceeds with respect to the Seller’s Accounts Receivable, Purchaser will hold such proceeds in trust for Seller and shall promptly turn over those proceeds to Seller without demand, offset or deduction of any kind. All amounts received by Purchaser from parties with respect to whom there is an Account Receivable shall be applied in the manner specified by the payor. If there is no specification by the payor with respect to the application of such amounts, such amounts shall be applied as follows: (i) if the payment is made on or before the date that is thirty (30) days after the Closing Date, the payment shall first be applied to the oldest indebtedness of the payor; (ii) if the payment is made after the date that is thirty (30) days after the Closing Date and on or before the date that is ninety (90) days after the Closing Date, such payment shall be applied first toward current amounts due, and if such payment exceeds any current amounts due, then such excess shall be applied to any past due amounts of the payor, beginning with the oldest indebtedness; and (iii) if the payment is made after the date that is ninety (90) days after the Closing Date, such payment shall be retained by Purchaser.

(ii) Payments Received by Seller. Any payments received by Seller after the Closing Date which represent payments for services rendered or goods sold by Purchaser or New Operator from and after the Closing Date shall be forwarded to Purchaser by Seller, within ten (10) business days after receipt thereof together with copies of applicable remittance advices.

(iii) Private Payments Received by Purchaser from Discharged Residents. Any private payments received by Purchaser which relate to any residents discharged from the Facility prior to the Closing Date (the “Discharged Residents”) shall be forwarded to

Seller within ten (10) business days of receipt thereof together with copies of applicable remittance advices or other information received. Purchaser shall use commercially reasonable efforts to direct that such Discharged Residents remit such payments directly to Seller at a location other than the Facility.

(iv) Recovery of Accounts Receivable. Nothing herein shall be deemed to limit in any way Seller’s rights and remedies to recover Accounts Receivable due and owing to Seller from any payor, except that in no event shall Seller have the right, after Closing, to terminate any Resident Agreement or Tenant Lease or to bring any eviction or similar proceeding (or threaten to do so) in connection with exercising any rights of Seller pursuant to this Section 18(b).

(v) Misapplied Payments. In the event the parties mutually determine in good faith that any payment hereunder was misapplied by the parties, the party which erroneously received said payment shall remit the same to the other within ten (10) business days after said determination is made.

(vi) Reports. For the ninety (90) day period following the Closing Date or until Seller receives payment of all Accounts Receivables attributable to the operation of the Facility prior to the Closing Date, whichever is sooner, Purchaser shall cause New Operator to deliver to Seller at the address set forth for notices to Seller set forth herein: (a) an accounting by the 20th day of each calendar month setting forth all accounts received by Purchaser or New Operator during the preceding month with respect to the Accounts Receivable; and (b) copies of all remittance advice relating to such amounts received and any other reasonable supporting documentation as may be reasonably required for Seller to determine the Accounts Receivable that have been paid.

(vii) Failure to Forward Payments. Failure of either party to forward to the other party any payment received by such party in accordance with the terms of this Section 18(b) shall entitle the other party (among all other remedies allowed to them by law and this Agreement) to interest on the amount owed at the rate per annum equal to the prime rate as set forth in the Wall Street Journal and same may be changed from time to time plus two percent (2.00%) simple interest until such payment has been made.

(viii) Survival. The obligations of the parties to forward the accounts receivable payments pursuant to this Section 18(b) are absolute and unconditional and irrespective of any circumstances whatsoever that might constitute a legal or equitable discharge, recoupment, offset, counterclaim or defense of the parties, the right to assert any of which with respect to proceeds of any Accounts Receivable is hereby waived. All obligations under this Agreement including the obligation under this Section 18(b) shall survive the Closing for a period of ninety (90) days.

(c) Resident Trust Funds.

(i) Resident Trust Funds. On the Closing Date, or such earlier date as may be required by applicable legal requirements, Seller shall furnish to Purchaser a full and accurate accounting of all personal funds, if any, of residents of the Facility that Seller holds in a custodial capacity (“Resident Trust Funds”). Contemporaneously with the Closing, Seller shall transfer all Resident Trust Funds, if any, to the resident for which such funds were being held, and Seller shall request that each resident receiving funds execute and deliver to Seller an acknowledgment of receipt of such funds.

(ii) Indemnification. Following the transfer of Resident Trust Funds to the residents of the Facility Seller shall indemnify, defend and hold harmless Purchaser and its affiliates, members, managers, officers, directors, employees, agents, representatives, successors and assigns from any liability arising out of any inaccuracies in the accounting contemplated by Section 18(c)(i) above.

(d) Applicability of Regulatory and Licensing Authorities. Notwithstanding any other provision of this Agreement to the contrary, all actions to be taken by a party under this Agreement must be in compliance with all applicable licensure laws and regulations (“Licensure Laws”). In the event a provision of this Agreement is not consistent with the requirements of the Licensure Laws (such as a prohibition on transfer of resident contracts or other operational assets prior to Licensing Approval being obtained), then the Licensure Laws shall prevail over such inconsistent provisions and the parties agree to work together in good faith to achieve the intent of this Agreement through other reasonable approaches.

(e) Audit. In the event purchaser elects or is otherwise required to obtain an audit, Seller, at no out of pocket cost to Seller, shall assist Purchaser in conducting and completing, no later than seventy-four (74) days following the Closing Date, any audit of property-level financials for the Property as specified by rules or regulations promulgated by the Securities Exchange Commission or pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, provided such audit shall be at the sole cost and expense of Purchaser. In connection therewith, Seller agrees to obtain and provide to the auditors, at no out of pocket cost to Seller and to the extent that providing such data and financial documentation shall not unreasonably interfere with operation of Seller’s business, any and all data and financial documentation reasonably available and in the possession or control of Seller or its affiliates which are necessary or required by the auditors in connection with their preparation and completion of the foregoing audit, which additional data and financial documentation shall be true, correct and complete in all material respects to Seller’s Knowledge. The rights and obligations of Seller and Purchaser under this Section 18(e) shall survive the Closing. Purchaser shall indemnify, defend and hold harmless Seller and its affiliates, members, managers, officers, directors, employees agents, representatives, successors and assigns from any liability arising out of the audit, other than any liability directly caused by Seller’s gross negligence or willful misconduct.

(f) Name Change. Immediately following the Closing, Purchaser shall cover up or remove all references to the name “Bonaventure”, Bonaventure’s logo or trademarks, or the registered phrase “Retirement Perfected” on Facility signage or other materials used or distributed in connection with operation of the business conducted at the Facility, including on letterhead or other correspondence, employee business cards or accounts. No later than forty-five (45) days following the Closing (and no later than thirty (30) days with respect to Facility buses), Purchaser shall permanently remove or replace all Facility signage and other materials used or distributed in connection with operation of the business conducted at the Facility. Nothing in this Section 18(f) shall prohibit Seller from taking action prior to the Closing to remove such references to the name “Bonaventure”, Bonaventure’s logo or trademarks, or the registered phrase “Retirement

Perfected” on Facility signage or other materials used or distributed in connection with operation of the business conducted at the Facility; provided, however, that no such actions shall have a material adverse impact on any of the Property, including the aesthetics thereof.

19. “AS-IS” SALE; LIMITATION; DISCLAIMER NOTICE. PURCHASER ACKNOWLEDGES THAT NOTWITHSTANDING ANY PRIOR OR CONTEMPORANEOUS ORAL OR WRITTEN REPRESENTATIONS, STATEMENTS, DOCUMENTS OR UNDERSTANDINGS, THIS AGREEMENT CONSTITUTES THE ENTIRE UNDERSTANDING OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY PRIOR OR CONTEMPORANEOUS ORAL OR WRITTEN REPRESENTATIONS, STATEMENTS, DOCUMENTS OR UNDERSTANDINGS. PURCHASER FURTHER ACKNOWLEDGES THAT, EXCEPT AS SET FORTH HEREIN OR THE CONVEYANCE DOCUMENTS (I) NEITHER SELLER, NOR ANY PRINCIPAL, AGENT, ATTORNEY, EMPLOYEE, BROKER OR OTHER REPRESENTATIVE OF SELLER HAS MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER REGARDING THE PROPERTY, EITHER EXPRESS OR IMPLIED, AND (II) THAT PURCHASER IS NOT RELYING ON ANY WARRANTY, REPRESENTATION OR COVENANT, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, EXCEPT AS SET FORTH IN THIS AGREEMENT OR THE CONVEYANCE DOCUMENTS, AND AGREES THAT PURCHASER IS ACQUIRING THE PROPERTY IN WHOLLY AN “AS-IS” CONDITION WITH ALL FAULTS AND WAIVES ALL CONTRARY RIGHTS AND REMEDIES AVAILABLE TO IT UNDER STATE AND FEDERAL LAW. EXCEPT AS SET FORTH IN THIS AGREEMENT SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE USE AND CONDITION OF THE PROPERTY, INCLUDING THE CONDITION OF THE SOILS OR GROUNDWATERS OF THE PROPERTY AND THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS ON OR UNDER THE PROPERTY OR ITS COMPLIANCE WITH APPLICABLE STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS OR REQUIREMENTS RELATING TO LEASING, ZONING, SUBDIVISION, PLANNING, BUILDING, FIRE, SAFETY, HEALTH OR ENVIRONMENTAL MATTERS OR ITS COMPLIANCE WITH COVENANTS, CONDITIONS AND RESTRICTIONS (WHETHER OR NOT OF RECORD) OR OTHER LOCAL, MUNICIPAL, REGIONAL, STATE OR FEDERAL REQUIREMENTS, OR OTHER STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS OR REQUIREMENTS.

20. Remedies.

(a) IF ANY WARRANTY OR REPRESENTATION OF PURCHASER MADE HEREIN (AS MAY HAVE BEEN MODIFIED BY ANY FACTS AND CIRCUMSTANCES THAT CHANGE BETWEEN THE EFFECTIVE DATE AND THE CLOSING DATE AND WHICH ARE DISCLOSED IN WRITING TO OR DISCOVERED BY SELLER) SHALL PROVE UNTRUE IN ANY MATERIAL RESPECT OR IF PURCHASER SHALL FAIL TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT ON OR PRIOR TO THE DATE FOR PERFORMANCE PROVIDED HEREIN, THEN SELLER SHALL GIVE PURCHASER NOTICE THEREOF AND A PERIOD OF FIVE (5) BUSINESS DAYS AFTER SUCH NOTICE TO CURE AND IF PURCHASER DOES NOT CURE WITHIN SAID PERIOD THEN SELLER’S SOLE AND EXCLUSIVE REMEDY SHALL BE TO ELECT TO TERMINATE THIS AGREEMENT BY GIVING NOTICE OF SUCH TERMINATION TO

PURCHASER AND ESCROW AGENT, WHEREUPON THIS AGREEMENT WILL BE TERMINATED, ESCROW AGENT SHALL PAY THE DEPOSIT TO SELLER, AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT EXCEPT AS EXPRESSLY PROVIDED HEREIN. PURCHASER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES THAT SELLER MAY SUFFER. THEREFORE, PURCHASER AND SELLER AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS THE VALUE OF THE DEPOSIT AND SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), IS AND SHALL BE RETENTION OF THE DEPOSIT. THIS AMOUNT WILL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR ANY BREACH OF THIS AGREEMENT BY PURCHASER. THE PAYMENT OF THIS AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

(b) IF ANY WARRANTY OR REPRESENTATION OF SELLER MADE HEREIN (AS MAY HAVE BEEN MODIFIED BY ANY FACTS AND CIRCUMSTANCES THAT CHANGE BETWEEN THE EFFECTIVE DATE AND THE CLOSING DATE AND WHICH ARE DISCLOSED IN WRITING TO OR DISCOVERED BY PURCHASER) SHALL PROVE UNTRUE IN ANY MATERIAL RESPECT OR IF SELLER SHALL FAIL TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT ON OR PRIOR TO THE DATE FOR PERFORMANCE PROVIDED HEREIN, THEN PURCHASER SHALL GIVE SELLER WRITTEN NOTICE THEREOF AND A PERIOD OF FIVE (5) BUSINESS DAYS AFTER SUCH NOTICE TO CURE AND IF SELLER DOES NOT CURE WITHIN SAID PERIOD THEN PURCHASER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY) SHALL BE TO ELECT TO EITHER (A) SEEK SPECIFIC PERFORMANCE OF SELLER’S DUTIES HEREUNDER; OR (B) TERMINATE THIS AGREEMENT, IN WHICH EVENT PURCHASER (1) SHALL RECEIVE A RETURN OF THE DEPOSIT AND (2) SELLER SHALL REIMBURSE PURCHASER FOR ALL REASONABLE OUT OF POCKET EXPENSES INCURRED BY PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHEREUPON THIS AGREEMENT SHALL BE TERMINATED, AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS UNDER IT EXCEPT AS EXPRESSLY PROVIDED HEREIN.

21. Casualty; Condemnation. If any portion of the Property is damaged by fire or other casualty or becomes the subject of a condemnation proceeding affecting the Property on or prior to the Closing Date and the cost to repair such damage is in excess of, or the portion of the Property taken has a fair market value in excess of, two hundred thousand dollars ($200,000) (the “Floor”), Purchaser will have the right to terminate this Agreement and receive a return of the Deposit if it so notifies Seller in writing not later than the first to occur of (a) ten (10) days after it is notified in writing of such casualty or condemnation proceeding or (b) the Closing Date. Seller shall promptly notify Purchaser in writing of a casualty or condemnation affecting the Property. If a casualty occurs within the thirty (30) days prior to the date of the scheduled Closing, the Closing Date may, at the election of Purchaser, be postponed for up to thirty (30) days, during which time the Purchaser shall deliver to Seller written notice of Purchaser’s election to either terminate the Agreement or close the transaction. If Purchaser fails to provide such written notice, the Closing will occur on the thirtieth (30th) day following the date that the transaction was originally scheduled to close.

(a) Credit for Casualty.

(i) If the amount required to repair the damages resulting from a casualty are less than or equal to the Floor, then Seller shall credit against the Purchase Price an amount equal to (i) the net proceeds, if any, received by Seller from any casualty insurance policy applicable to such casualty, less (ii) the costs and expenses paid or incurred by such Seller in rebuilding, restoring or otherwise correcting the damages caused by any such casualty, plus (iii) the amount of the deductible under the applicable insurance policy. If, as of the Closing Date, Seller has not received any such insurance proceeds, or there has been a declination in all or any portion of the coverage under the insurance policy, or if Seller’s right to such proceeds are not assignable, then the parties shall nevertheless consummate the transactions described in this Agreement on the Closing Date, and Seller shall, at the Closing, credit to Purchaser an amount equal to (i) a reasonable estimate of the costs to rebuild, restore and correct the damages caused by such casualty, less (ii) the costs and expenses paid or incurred by Seller in rebuilding, restoring or otherwise correcting the damages caused by any such casualty. Further, in such event, Seller shall retain all rights, if any, to any such insurance proceeds and to all other rights or claims arising out of or in connection with such casualty.

(ii) If the amount required to repair the damages resulting from a casualty are in excess of the Floor and Purchaser elects not to terminate this Agreement, then the parties shall consummate the transactions described in this Agreement on the Closing Date without any deduction for such damages resulting from the casualty, and Seller shall at the Closing (i) give Purchaser a credit against the Purchase Price in an amount equal to the deductible under the applicable insurance policy, and (ii) assign to Purchaser all of Seller’s rights, if any, to the insurance proceeds and to all other rights or claims arising out of or in connection with such casualty, less the costs and expenses paid or incurred by Seller in rebuilding, restoring or otherwise correcting the damages caused by any such casualty. If, as of the Closing Date, Seller has received any indication from the applicable insurer that Seller’s right to such proceeds, or the amount of such proceeds, are being contested by such insurer, or if Seller’s right to such proceeds are not assignable, then Seller shall reasonably cooperate with Purchaser, at Purchaser’s sole cost and expense, to obtain the insurance proceeds. To the extent that the insurance proceeds exceed the cost required to repair the damages, Seller shall be entitled to any excess proceeds, up to the amount of Seller’s deductible.

(b) Credit for Condemnation. If the Property taken has a fair market value in excess of the Floor and Purchaser elects not to terminate this Agreement, Seller shall credit against the Purchase Price an amount equal to the net proceeds, if any, received by Seller from such condemnation proceeding. If, as of the Closing Date, Seller has not received any such condemnation proceeds, then the parties shall nevertheless consummate the transactions described in this Agreement on the Closing Date without any deduction for such condemnation proceeds, and Seller shall at the Closing assign to Purchaser all of Seller’s rights, if any, to the condemnation proceeds and to all other rights or claims arising out of or in connection with such condemnation, and Purchaser will reimburse Seller for all actual out of pocket expenses incurred by Seller in connection with the condemnation proceedings, to the extent that Seller is not entitled to reimbursement of the same from any third party, including the condemning authority.

22. Notices. All notices provided for herein may be telecopied (with machine verification of receipt), sent by Federal Express or other overnight courier service, by facsimile, electronic transmission (e-mail) in uneditable format (e.g., Adobe/PDF) or delivered or mailed registered or certified mail, return receipt requested. If a notice is mailed, it will be considered delivered upon receipt or refusal thereof. If a notice is sent via telecopy on a business day it will be deemed received upon receipt of verification of transmission. If a notice sent via overnight courier, it will be deemed received upon the next business day, provided it is then delivered. If notice is sent via electronic transmission (e-mail) it will be deemed received the same day transmitted to the e-mail addresses set forth below. Seller and Purchaser agree that the attorney for a party hereto shall have the authority to deliver Notices on such party’s behalf to the other parties hereto. The addresses to be used in connection with such correspondence and notices are the following, or such other address as a party will from time to time direct:

Operator:	Mountain West Retirement Corporation, dba Bonaventure Senior Living
3220 State Street, Suite 200
Salem, OR 97301
Attention: Anthony R. Kreitzberg, General Counsel

Seller:	Vancouver Bridgewood, LLC
3220 State Street, Suite 200
Salem, OR 97301
Attention: Anthony R. Kreitzberg, General Counsel

with copy to:	Perkins Coie LLP
1120 N.W. Couch Street
Tenth Floor
Portland, OR 97209-4128
Attention: Brentley M. Bullock

Purchaser:	CHP Partners, LP
c/o CNL Healthcare Properties, Inc.
450 South Orange Avenue, Suite 1200
Orlando, Florida 32801
Attention: Tracey Bracco, Esquire
Telephone No.: (407) 540-7595
E-Mail: Tracey.Bracco@cnl.com

with copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
Orlando, Florida 32801
Attention: William S. Vanos, Esquire
Telephone No.: (407) 843-4600
E-Mail: william.vanos@lowndes-law.com

23. Hart-Scott-Rodino. Seller and Purchaser have each independently determined that the execution of this Agreement and the consummation of the transactions contemplated hereby are exempt from the filing and waiting period requirements of Section 7A of the Clayton Act, as added by Section 201 of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. Section 18a, and the rules and regulations promulgated thereunder (“HSR Act”). In making such determination, Seller and Purchaser each did not and shall not rely upon any written or oral statement, representation or warranty made by or on behalf of another party, whether or not contained in this Agreement, as to the applicability of the HSR Act to the transactions contemplated hereby.

24. Assignment. This Agreement will inure to the benefit of and be binding upon the parties hereto and their heirs, successors and assigns. Neither party may assign this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, Purchaser shall have the right to assign this

Agreement, in whole or in part, to (i) one or more affiliates, and/or (ii) CLP Partners, LP, or one or more affiliates thereof, by providing written notice to Seller no later than ten (10) Business Days prior to Closing. No such assignment will release the assignor from primary liability under this Agreement.

25. Confidentiality. Any and all non-public information of any type or description, including, but not limited to, financial statements and projections of Seller, proprietary or trade secret information, whether written or verbal, or any information given to Purchaser by Seller or Operator in connection with the transactions contemplated by this Agreement and the other facilities managed by Operator and offered for sale to Purchaser, is proprietary and confidential in nature, and shall be treated as such by Purchaser, except with the prior written consent of Seller and except to the extent enforcement of its terms or applicable law (including any rules and regulations promulgated by the Securities Exchange Commission) require public disclosure. This provision shall not apply following the Closing to any such information pertaining to the Facility, nor to any information that is or becomes publicly available through no fault of Purchaser. Subsequent to Closing this provision shall continue to apply to any confidential information received by Purchaser about the Operator or any facility not acquired by Purchaser but managed by Operator for a period of one year from the date of this Agreement. Purchaser shall have the right to disclose any such information to its professional advisors, lenders, investors and other third parties who need to know such information for the purposes of assisting Purchaser with the negotiation and consummation of this Agreement, provided Purchaser advises such parties of their confidential obligations under this Agreement, and provided Purchaser remains responsible for any violations by such parties. Purchaser shall also have the right to discuss the possibility of future employment with all active and full-time employees of the Facility, provided that such discussions are coordinated through Eric Rouse.

(a) Confidentiality of Agreement. The terms of this Agreement shall remain confidential, except with the prior written consent of Seller and Purchaser and except to the extent that enforcement of its terms or applicable law require public disclosure. Neither party shall make any public announcement of the transactions contemplated herein without the express written approval of the other party, which approval shall not be unreasonably withheld. Each of the parties shall permit the other party to review in advance and comment on any public announcement of the Closing of the transactions contemplated herein, and must obtain the other party’s consent to such public announcement prior to its release, which consent shall not be unreasonably withheld. No public announcement shall be made by either party until all of the Related Transactions have been completed.

(b) Return of Confidential Information. Purchaser agrees that promptly upon the termination of this Agreement, whether by mutual termination or otherwise (other than upon Closing), Purchaser shall cause all materials and property (originals and copies) of Seller to be immediately returned to Seller, or, on Purchaser’s election, destroyed provided Purchaser provides written certification of such destruction, provided that Purchaser shall be entitled to retain such information to the extent required in order to comply with applicable law, regulation, bona fide document retention policy of Purchaser, or any public disclosure obligations promulgated by the Securities and Exchange Commission applicable to Purchaser, or until any litigation between Purchaser and Seller arising out of the termination of this Agreement has been finally resolved.

(c) Survival of Confidentiality. This Section 25 shall survive the Closing to the extent provided above and shall survive in the event this Agreement is terminated prior to Closing.

(d) Supersedes Previous Agreements. The provisions of this Section 25 supersede any prior agreements between the parties relating to confidentiality.

26. Applicable Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Washington, without regard to its conflicts of law principles.

27. Broker Commissions. Each party shall be responsible for all broker, finder and other commissions and/or fees that it (or its affiliates) may have incurred with regard to the transactions contemplated by this Agreement, if any, and shall indemnify and hold the other party to this Agreement (and its officers, directors, managers, members, shareholders and representatives) harmless therefrom.

28. Costs and Expenses. Except as otherwise provided herein, each party hereto will bear its own costs and expenses in connection with the negotiation, preparation and execution of this Agreement and other documentation related hereto and in the performance of its duties under this Agreement.

29. Indemnification.

(a) Indemnification by Seller. Subject to the limitations set forth in this Section 29 and any other express provision of this Agreement, Seller shall indemnify, save, insure, pay, defend and hold harmless Purchaser and its affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing (collectively “Purchaser Indemnitees”), from and against any liability, obligation, damage, loss, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, including reasonable attorneys’ fees (an “Indemnification Loss”), incurred by any Purchaser Indemnitee to the extent resulting from (i) any breach of any representation or warranty of Seller in this Agreement, (ii) any breach by Seller of any of its covenants or obligations under this Agreement, and (iii) any Retained Liabilities.

(b) Indemnification by Purchaser. Subject to the limitations set forth in this Section 29, Purchaser shall indemnify, defend and hold harmless Seller and its affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing (collectively “Seller Indemnitees”), from and against any Indemnification Loss incurred by Seller Indemnitees to the extent resulting from (i) any breach of any representation or warranty of Purchaser in this Agreement, (ii) any breach by Purchaser of any of its covenants or obligations under this Agreement, and (iii) any Assumed Liabilities.

(c) Notice of Indemnification Claim. If any Seller Indemnitee or Purchaser Indemnitee (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any provision in this Agreement (each, an “Indemnification Claim”), the party required to provide defense indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim. For purposes hereof, “Third-Party Claim” means, with respect to the person or entity in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the person or entity in question by any other person or entity which is not an affiliate of the person or entity in question.

(d) Indemnification Procedure. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the parties shall first use good faith efforts to resolve such matter in a manner reasonably acceptable to the parties. If the parties are unable to revolve such dispute within sixty (60) days thereafter, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the parties may agree in writing. If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company, in which case Indemnitee shall have no such approval rights), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (iii) the Indemnitor shall not, without the written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall not enter into any settlement agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in an effective and cost-efficient manner. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which (i) does not involve a Third-Party Claim but is disputed by Indemnitor until such time as such dispute is resolved by written agreement or by a final, non-appealable order of court of competent jurisdiction or (ii) which involves a Third-Party Claim until such time as such Third-Party Claim is concluded, including any appeals with respect thereto in the case of a claim in litigation.

(e) Limitations on Indemnity. Except with respect to claims based on Retained Liabilities, fraud or willful misconduct of Seller (in each case, for which a claim may be made without regard to the limitations set forth in this Section 29(e)), (i) the Seller Indemnitees shall not be liable to the Purchaser Indemnitees for any matters contained in Section 29(a) (A) unless and until the Indemnification Loss incurred by the Purchaser Indemnitees arising from any single event or series of related events exceeds $2,500 (the “Purchaser Covered Losses”) and (B) unless and until the aggregate amount of all Purchaser Covered Losses therefrom exceeds an amount equal to the lesser of $50,000 or the amount of the Escrowed Funds (the “Basket”), at which time the

Purchaser Indemnitees shall be entitled to indemnification for all such Indemnification Losses in excess of such Basket amount. In no event shall any Indemnification Claim made by any party hereto against another party hereto exceed the amount held pursuant to the Holdback Escrow Agreement (the “Cap Amount”), except in the case of any claims based on Retained Liabilities, Assumed Liabilities, fraud or willful misconduct of such party in which case the Cap Amount shall not apply. Solely in the case of claims related to Retained Liabilities, Purchaser Indemnitees shall be entitled to recover (i) first, from the Escrowed Funds and then only for an aggregate cumulative amount of Indemnification Losses not in excess of the Escrowed Funds remaining under the Holdback Escrow Agreement, and (ii) then second, after exhaustion of the Escrowed Funds, from Seller for an aggregate cumulative amount of Indemnification Losses (for all Retained Liabilities claims combined) not in excess of the additional amount set forth in Section 29(e) of Exhibit A (the “Additional Capped Recovery Funds”).

(f) Exclusive Remedy for Indemnification Loss. Except for claims based on fraud or willful misconduct, for which Purchaser shall have the right to pursue all remedies available at law or in equity, the indemnification provisions in this Section 29 shall be the sole and exclusive remedy of any Purchaser Indemnitee with respect to any claim for Indemnification Loss arising after Closing from or in connection with this Agreement. Purchaser’s recovery for any Indemnification Loss, except as set forth in the preceding sentence of this Section 29, shall be limited to recovery from the funds held pursuant to the Holdback Escrow Agreement, and solely with respect to claims related to Retained Liabilities, the Additional Capped Recovery Funds.

(g) Holdback Escrow. At Closing, Seller shall deliver to Escrow Agent the amount set forth on Section 29(g) of Exhibit A (the “Escrowed Funds”). The Escrowed Funds shall be held by Escrow Agent pursuant to an escrow agreement by and between Seller, Related Sellers, Purchaser, Related Purchasers and Escrow Agent in substantially the form attached hereto as Exhibit 29.

(h) Knowledge of Breach. Notwithstanding anything contained herein to the contrary, in the event that either Seller or Purchaser is aware of the breach of any representation, warranty or covenant by the other and consummates the transactions contemplated hereby notwithstanding such knowledge, the breaching party shall have no obligation to indemnify the non-breaching party with respect to such breach.

30. Additional Pre-Closing Covenants.

(a) Assessments. Any assessments for improvements or other work required by a governmental authority at the Real Property incurred prior to Closing shall be a Retained Liability, and shall be the responsibility of and paid by Sellers.

(b) Operation, Maintenance and Repair in Ordinary Course of Business. From the Effective Date until Closing or earlier termination of this Agreement, the business associated with the Property shall be conducted in the ordinary course of business including (i) performing maintenance and repairs in the ordinary course of business and making capital improvements to the Real Property in accordance with Seller’s existing capital improvement plan; and (ii) maintaining insurance coverage consistent with risk management policies in place as of the date hereof; and (iii) replacing and/or repairing Personal Property in the ordinary course of business.

Seller shall maintain the Property and maintain adequate supplies and inventory in accordance with the ordinary course of business, subject to reasonable wear and tear and further subject to destruction by casualty or eminent domain. Seller shall comply in all material respects with the terms conditions and requirements applicable to them under the Contracts, Tenant Leases, and Licenses and Permits, and shall continue to make all payments due thereunder prior to delinquency (whether or not Purchaser shall assume the same). Seller shall not sell, remove or otherwise dispose of any items of Personal Property other than in the ordinary course of business. For all purposes hereof, the phrase “ordinary course of business” shall mean the ordinary course of business consistent with past custom and practice of Seller (including with respect to maintaining a sufficient supply of inventory).

(c) Contracts, Tenant Leases, Resident Agreements and Licenses and Permits. From the Effective Date until Closing or earlier termination of this Agreement, Seller shall not, (i) without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, amend, extend, renew or terminate any of the existing Contracts, Tenant Leases, Licenses and Permits or Resident Agreements except in the ordinary course of business, or (ii) without Purchaser’s prior written consent in its sole discretion procure any new contract or tenant lease not terminable upon notice of sixty (60) days or less, except for contracts, tenant leases, licenses and permits or resident agreements entered into in the ordinary course of business, or in the event that Seller is required to act on an emergency basis to enter into any such contract to prevent material damage to the Property or the operation of the business associated therewith. Notwithstanding the foregoing, from the Effective Date until the Closing or earlier termination of this Agreement, should Seller enter into any such new contracts licenses or permits, whether or not in the ordinary course of business, or should Seller become aware of any contracts, tenant leases, licenses and permits, that were not previously disclosed to Purchaser, Seller shall promptly provide Purchaser with written notice of such contracts, tenant leases, licenses and permits which written notice shall specifically reference this Section 30(c), and Purchaser shall have the right, but not the obligation, to take an assignment of such contracts, tenant leases, licenses and permits at Closing pursuant to the terms of this Agreement provided, however, that at Closing pursuant to the terms of this Agreement Purchaser will take assignment of any resident agreement entered into in the ordinary course of business in substantially the form attached as Exhibit 30 hereto (each, an “Ordinary Course Resident Agreement”). Except as set forth above, with respect to any contracts, tenant leases, licenses and permits or resident agreements that are not Ordinary Course Resident Agreements (“Special Resident Agreements”) which Seller desires to enter into after the Effective Date and prior to closing, Seller may promptly provide Purchaser with written notice of its desire to enter into such contracts, tenant leases, licenses and permits or Special Resident Agreements, which written notice shall specifically reference this Section 30(c), and Purchaser shall have the right, but not the obligation, to take an assignment of such contracts, tenant leases, licenses and permits or Special Resident Agreements at Closing pursuant to the terms of this Agreement. If Purchaser fails to respond to such notice in writing on or before the date that is five (5) business days after the date on which Purchaser receives such notice, Purchaser shall be deemed to have elected to assume such contract, tenant lease, license, permit or Special Resident Agreement at Closing pursuant to the terms of this Agreement. Prior to Closing, Purchaser shall deliver an updated Schedule 2(n) which includes any contract, tenant lease, license, permit or Special Resident Agreement that Purchaser has elected not to assume, pursuant to, and in accordance with, the terms of this Section 30(c).

(d) Licenses and Permits. Purchaser shall be responsible for obtaining all licenses and permits necessary for the ownership and operation of the Facility and Property (to the extent the existing Licenses and Permits are not transferable). Purchaser, at its sole cost and expense, shall promptly submit all necessary applications and other materials to the appropriate governmental authority and take such other actions to effect the transfer of the transferred Licenses and Permits or issuance of new licenses and permits as of the Closing, and Seller shall reasonably cooperate with Purchaser, at Purchaser’s sole cost and expense, with respect to the transfer of any Licenses and Permits that may be transferred or new licenses and permits to be issued to Purchaser or Purchaser’s designee. This Section 30(d) shall survive the Closing.

(e) Notices and Filings. Seller and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting party agrees in writing to reimburse) to provide written notice to any person or entity under any Contracts, Tenant Leases, or Licenses and Permits and to effect any required registrations or filings with any governmental authority or other person or entity, regarding the change in ownership of the Property.

(f) Further Assurances. From the Effective Date until the Closing or termination of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions described in this Agreement, including (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any governmental authority or other person or entity under this Agreement or applicable law, and (ii) effecting all registrations and filings required under this Agreement or applicable law. After Closing, Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting party agrees in writing to reimburse) to further effect the transactions contemplated in this Agreement. This Section 30(f) shall survive the Closing.

(g) Estoppel Certificate. Seller shall obtain estoppel certificates, and deliver the same to Purchaser as of or prior to the Closing Date, from (a) any tenant under any material Tenant Lease (b) the lender under the Assumed Loan Documents and (c) the counterparty to any Mandatory Contract, to the extent that such counterparty is obligated to provide an estoppel certificate pursuant to the terms of such Mandatory Contract (the “Third-Party Estoppels”), in forms reasonably satisfactory to Purchaser. In addition, Seller shall use commercially reasonable efforts to obtain estoppel certificates in forms reasonably satisfactory to Purchaser from any party reasonably requested by Purchaser as a result of its due diligence with regard to the Property.

(h) Bulk Sales. Seller, at no expense to Purchaser, shall comply with any applicable “bulk sales laws” in a timely manner, taking into account the timing of the Closing.

31. Tax Contests.

(a) Taxable Period Terminating Prior to Closing Date. Seller shall retain the right, at its sole cost and expense, to commence, continue and settle any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings; provided, however, Seller shall indemnify and hold Purchaser harmless from and against any Indemnification Loss incurred by Purchaser as a result of Seller exercising its rights to so contest any Taxes under this Section 31(a). This Section 31(a) shall survive the Closing.

(b) Taxable Period Including the Closing Date. Purchaser shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date. Notwithstanding the foregoing, Purchaser may request Seller to commence, continue and settle any proceedings to contest any Taxes for any such taxable period. If Seller desires to contest such Taxes, Seller shall provide written notice to Purchaser within ten (10) days after receipt of Purchaser’s request confirming that Seller will contest such Taxes, in which case Seller shall proceed to contest such Taxes, and Purchaser shall not have the right to contest such Taxes. If Seller fails to provide such written notice confirming that Seller will contest such Taxes within such ten (10) day period, Purchaser may proceed to contest such Taxes, and Seller shall reasonably cooperate with respect to any such contest made by Purchaser. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the party contesting such Taxes for the reasonable costs and expenses incurred by such party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between Seller and Purchaser as of the Closing Date, and the party receiving such refunds or abatements promptly shall pay such prorated amount due to the other party. This Section 31(b) shall survive the Closing.

(c) Cooperation. Seller and Purchaser shall use commercially reasonable efforts to cooperate with the party contesting the Taxes (at no cost or expense to the party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the party contesting the Taxes in furtherance of the contest of such Taxes. This Section 31(c) shall survive the Closing.

32. Non-Solicitation. Seller agrees that for a period of two (2) years after the Closing Date, Seller shall not, and shall not cause or permit any of its affiliates (each, a “Covered Person”) to, solicit any then-current residents of the Facility to terminate or not renew any resident agreement with respect to the Facility or to relocate to any other senior living community; provided, that nothing herein shall preclude Seller or any of its affiliates from undertaking marketing activities of a general nature that are not specifically directed at residents of the Facility or offering services to residents of the Facility that approach Seller unsolicited. The parties recognize and acknowledge that a breach of this Section 32 by any Covered Person will cause irreparable and material loss and damage to Purchaser and hereby consent to the granting by any court of competent jurisdiction of an injunction or other equitable relief, without the necessity of posting a bond, cash or otherwise, and without the necessity of actual monetary loss being proved or Purchaser’s establishing the inadequacy of any remedy at law, and order that the breach or threatened breach of such provisions may be effectively restrained. The provisions of this Section 32 shall expressly survive the Closing.

33. Closing Conditions. In addition to any other conditions precedent set forth herein (including those set forth in Section 6 and Section 11), the satisfaction of the following conditions shall be conditions precedent to the obligation of the applicable party to consummate the transactions contemplated hereby:

(a) Conditions to Purchaser’s Obligation to Close. Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser’s Closing Conditions”):

(i) Seller’s Deliveries. All items to be delivered by Seller at Closing pursuant to Section 16(b)(i) hereof shall have been deposited with Escrow Agent to be delivered to Purchaser at the Closing.

(ii) Representations and Warranties. The representations or warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation and warranties expressly were made).

(iii) Covenants and Obligations. The covenants and obligations of Seller in this Agreement shall have been performed in all material respects.

(iv) Title Policy. The Title Company shall have irrevocably committed to issue the Title Policy as contemplated hereby, subject only to the Permitted Exceptions.

(v) Change in Environmental Condition of Property. No event shall have occurred following the Effective Date and prior to the Closing Date which would result in a material violation of any Environmental Laws affecting the Property.

(vi) Adverse Proceedings. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any governmental authority, that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

(vii) Adverse Law. No applicable law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

(viii) Licensing Approvals. Purchaser shall have obtained the Licensing Approvals or the interim arrangement contemplated by Section 12 shall be permissible under applicable law.

(b) Conditions to Seller’s Obligation to Close. Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent, as applicable (the “Seller’s Closing Conditions”):

(i) Receipt of the Purchase Price. Purchaser shall have (i) paid to Seller or deposited with Escrow Agent with irrevocable written direction to disburse the same to Seller, the Purchase Price (as allocated, and as adjusted for prorations pursuant hereto) less the Deposit, and (ii) delivered irrevocable written direction to Escrow Agent to disburse the Deposit to Seller.

(ii) Purchaser’s Deliveries. All items to be delivered by Purchaser at Closing pursuant to Section 16(b)(ii) hereof shall have been deposited with Escrow Agent to be delivered to Purchaser at the Closing.

(iii) Representations and Warranties. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

(iv) Covenants and Obligations. The applicable covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects.

(v) Adverse Proceedings. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any governmental authority, that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

(vi) Adverse Law. No applicable law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

(c) Failure of Purchaser’s Closing Condition. If any of Purchaser’s Closing Conditions is not satisfied in any respect at Closing (a “Purchaser’s Closing Condition Failure”), and, as applicable, Seller fails to cure such condition failure within thirty (30) days, or such longer period not to exceed ninety (90) days as is reasonably necessary to cure such condition, provided that Seller continues to diligently pursue the actions necessary to cure the condition failure, after written notice is delivered by Purchaser to Seller (excepting a failure of the Purchaser’s Closing Condition set forth in Section 33(a)(i), for which there shall be no notice right or cure period) then Purchaser shall have the right (unless such Purchaser’s Closing Condition Failure was within the discretion or control of Purchaser), in Purchaser’s absolute discretion, to either (i) terminate this Agreement by providing written notice to Seller, in which case the Deposit shall be refunded to Purchaser and the parties hereto shall have no further rights or obligations under this Agreement, except as set forth herein below and except with respect to those which expressly survive such termination, or (ii) complete the transactions set out herein, without prejudice to any right or remedy of Purchaser in respect thereof. If Purchaser terminates this Agreement pursuant to clause (i) above and if such termination is by reason of a Purchaser’s Closing Condition Failure which was within the control or discretion of Seller, then Seller shall reimburse Purchaser for all out-of-pocket expenses reasonably incurred by Purchaser in connection with the transactions contemplated by this Agreement.

(d) Failure of Seller’s Closing Condition. If any of Seller’s Closing Conditions is not satisfied at Closing (a “Seller’s Closing Condition Failure”), and, as applicable, Purchaser fails to cure such condition failure within thirty (30) days after written notice from Seller to Purchaser of such failure (excepting a failure of the Seller’s Closing Conditions set forth in Section 33(b)(i) or Section 33(b)(ii), for which there shall be no notice right or cure period) then Seller shall have the right, in Seller’s absolute discretion (unless such Seller’s Closing Condition Failure was within the discretion or control of Seller), to either (i) terminate this Agreement by providing written notice to Purchaser, in which case the Deposit shall be disbursed to Seller (unless such termination is as a result of the Seller’s Closing Condition Failure set forth in (i) Section 33(b)(v) or Section 33(b)(vi) (provided Purchaser shall have used commercially reasonable efforts to cause the satisfaction of such Seller’s Closing Condition), in which case the Deposit shall be returned to Purchaser) and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive the termination, or (ii) complete the transactions set out herein, without prejudice to any right or remedy of Seller.

34. Miscellaneous.

(a) Headings. The headings in this Agreement are for convenience only and do not in any way limit or affect the terms and provisions of this Agreement. All references to “sections” shall be to the numbered sections and subsections of this Agreement unless specifically stated otherwise.

(b) Counterparts; Facsimile or Electronic Scanned Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original, but which when taken together will constitute one and same instrument. Each party (i) has agreed to permit the use, from time to time and where appropriate, of telecopied or electronically scanned and transmitted signatures in order to expedite the transaction contemplated by this Agreement, (ii) intends to be bound by its respective telecopied or scanned and transmitted signature, (iii) is aware that the other will rely on the telecopied or scanned signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transaction contemplated by this Agreement based on the fact that a signature was sent by telecopy or electronic mail.

(c) Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday. The final day of any such period will be deemed to end at 5:00 p.m. Pacific Time.

(d) Time of Essence. Purchaser and Seller expressly and specifically agree time is of the essence of this Agreement and all provisions, obligations and conditions thereof. Unless otherwise indicated within this Agreement, all time periods set forth herein in terms of “days” refer to calendar days. Whenever notice must be given, documents delivered or an act done under this Agreement on a day that is not a business day, the notice may be given, document delivered or act done on the next following day that is a business day. As used in this Agreement, business day shall mean a day other than a Saturday, Sunday or a day observed as a legal holiday.

(e) Gender. Wherever appropriate in this Agreement, the singular will be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders will be deemed to include either or both of the other genders.

(f) Exhibits. The exhibits and schedules referred to herein and attached to this Agreement are incorporated herein as if set forth in full.

(g) Construction. This Agreement is the result of negotiations between the parties, neither of whom has acted under any duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions hereof shall be construed in accordance with their usual and customary meanings. Seller and Purchaser hereby waive the application of any rule of law which otherwise might be applicable to the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the party who (or whose attorney) prepared the executed Agreement or any earlier draft of the same. As used in this Agreement, “sole discretion” shall mean sole, absolute, unfettered and unreviewable judgment and discretion without regard to whether such judgment or discretion is exercised reasonably or unreasonably.

(h) Interpretation. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement, which shall be deemed to prevail and control.

(i) Severability. If any term or provision of this Agreement shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, but such term or provision shall be reduced or otherwise modified by such court or authority only to the minimum extent necessary to make it valid and enforceable, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any term or provision cannot be reduced or modified to make it reasonable and permit its enforcement, it shall be severed from this Agreement and the remaining terms shall be interpreted in such a way as to give maximum validity and enforceability to this Agreement. It is the intention of the parties hereto that if any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

35. Attorneys’ Fees. If any lawsuit or arbitration arises in connection with this Agreement, including an action to rescind this Agreement, the substantially prevailing party therein will be entitled to recover from the losing party the substantially prevailing party’s costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith, in preparation therefor and on appeal therefrom, including those in any bankruptcy proceeding, which amounts will be included in any judgment entered therein.

36. Amendment, Modifications. This Agreement may not be altered, amended, changed, waived, terminated or modified in any respect or particular unless the same is in writing and signed by or on behalf of Purchaser and Seller.

37. Waiver. A party may, at any time or times, at its election, waive any of the conditions to its obligations under this Agreement, but any such waiver will be effective only if contained in a writing signed by such party. No waiver will reduce the rights and remedies of such party by reason of any breach of any other party. No waiver by any party of any breach under this Agreement will be deemed a waiver of any other or subsequent breach.

38. Delivery of Possession. Possession of the Property shall be delivered to Purchaser on the Closing Date subject to then existing tenancies under the Resident Agreements and the Permitted Exceptions.

39. 1031 Exchange. Seller or Purchaser, or both of them, may close this transaction as part of a like-kind exchange of properties under the Section 1031 of the Code, as amended, and applicable rules and regulations. The exchanging party shall bear all costs of the exchange. The other party shall cooperate with the exchanging party and do all things reasonably required and requested by the exchanging party (provided that such actions do not increase the other party’s obligations or liabilities under this Agreement) to effect and facilitate such an exchange. The exchanging party shall and does hereby indemnify, defend and hold the other party harmless for and from all liabilities arising as a result of the exchange that would not have arisen had the exchanging party not closed this transaction as part of a like-kind exchange. Anything in this section to the contrary notwithstanding: (a) no party makes any representation or warranty to the other as to the effectiveness or tax impact of any proposed exchange; (b) in no event shall any party be required to take title to any exchange or replacement property; (c) in no event shall completion of any such exchange be a cause or excuse for any delay in the Closing; and (d) no party shall be required to incur any costs or expenses or incur any additional liabilities or obligations in order to accommodate any exchange requested by the other party or any exchange intermediary or facilitator.

40. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral or written, express or implied, and all negotiations or discussions of the parties, whether oral or written, and there are no warranties, representations or agreements among the parties in connection with the subject matter of this Agreement except as set forth herein. Notwithstanding anything to the contrary, this Agreement shall not constitute a binding contract until fully executed by all of the parties hereto and deposited into Escrow.

41. First Right to Complete Transaction. Seller agrees to refrain from encouraging or soliciting new offers from new parties regarding the Property and agrees to keep the Purchase Price confidential. However, Seller has existing offers from third parties interested in purchasing the Property (each a “Third Party Purchaser”). Provided that Purchaser is not in material violation of the terms of this Agreement after notice and an opportunity to cure any breach as set forth herein, and this Agreement continues to be in full force and effect, Seller agrees to not enter into a verbal or written agreement with any Third Party Purchaser giving them the right to purchase the Property. Notwithstanding the foregoing, Seller shall have the right to enter into a binding agreement with a Third Party Purchaser with respect to the disposition of the Property if Purchaser (i) indicates in accordance with the terms hereof that it does not desire to purchase the Property as a result of its investigations pursuant to this Agreement, (ii) terminates the Agreement in accordance with any other terms hereof, or (iii) fails to obtain the Property on the Closing Date, as applicable.

42. Liability of Interest-Holders in Seller and Purchase and their Affiliates. Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed to create or impose any liabilities or obligations and no such liabilities or obligations shall be imposed on any of the shareholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Seller or Purchaser or their respective affiliates for the payment or performance of the obligations or liabilities of Seller or Purchaser.

43. Certain References; Rules of Construction. Any reference in this Agreement to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated thereunder, as in effect at the relevant time. Any reference in this Agreement to any United States federal or state action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than a federal or state jurisdiction of the United States, be deemed to include what is most nearly approximate under the laws of such other jurisdiction. Any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date. Words in the singular shall be held to include the plural and vice versa. Words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. All article, section, paragraph, annex, exhibit and schedule references are to the articles, sections, paragraphs, annexes, exhibits and schedules of this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation” unless otherwise specified. The word “or” shall not be exclusive. All references herein to “dollars” or “$” are to United States dollars. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified.

44. Disclosure Schedules. The parties hereto agree that the party charged with providing an exhibit or schedule to this Agreement shall update such schedules or exhibits promptly (but in any event within five (5) business days) after such party obtains knowledge that such schedule or exhibit is no longer accurate. In the event that Seller updates any exhibit or schedule during the period commencing on the date which is two (2) business days prior to the expiration of either the Due Diligence Period or the Extended Due Diligence Period and ending on or before the expiration of the Due Diligence Period or Extended Due Diligence Period, respectively, the Due Diligence Period or Extended Due Diligence Period, as applicable, shall be extended for two (2) business days. If Seller updates any exhibit or schedule from and after the expiration of the Due Diligence Period, and the schedule or exhibit, as updated, reveals a condition or state of facts which has a material adverse effect on the Property, and Seller fails to cure such condition or state of facts within thirty (30) days of the date on which the update is provided, or such longer period not to exceed ninety (90) days as is reasonably necessary to cure such condition (the “Cure Period”), provided that Seller continues to diligently pursue the actions necessary to cure the condition failure, Purchaser shall have the right to terminate this Agreement on or before the date that is (2) business days after termination of the Cure Period, and such termination shall be treated for all purposes as a termination by Purchaser prior to the expiration of the Due Diligence Period.

45. Waiver of RCW 64.06 Disclosure. Purchaser and Seller acknowledge that the Property constitutes “Commercial Real Estate” as defined in RCW 64.06.005. Purchaser waives receipt of the seller disclosure statement required under RCW 64.06 for transactions involving the sale of commercial real estate, except for the section entitled “Environmental.” The Environmental section of the seller disclosure statement is attached to this Agreement as Schedule 45 (the “Disclosure Statement”). Seller agrees to complete and return the Disclosure Statement to Purchaser within five (5) business days after the Effective Date, and the parties acknowledge that Seller’s answers under the Disclosure Statement will be deemed made to Seller’s Knowledge (as such term is defined in Section 9). Purchaser waives its right to rescind this Agreement under RCW 64.06.030. Purchaser further acknowledges and agrees that the Disclosure Statement (i) is for the purposes of disclosure only, (ii) will not be considered part of this Agreement, and (iii) will not be construed as a representation or warranty of any kind by Seller.

[This space intentionally left blank]

IN WITNESS WHEREOF, the undersigned have duly executed this PURCHASE AND SALE AGREEMENT effective as of the date first set forth above.

SELLER

VANCOUVER BRIDGEWOOD, LLC

By:	MOUNTAIN WEST INVESTMENT CORPORATION, an Oregon Corporation, as Manager

	By:	/s/ L. E. Tokarski
	Name:	Lawrence E. Tokarski
	Title:	President

PURCHASER

CHP PARTNERS, LP, a Delaware limited partnership

By:	CHP GP, LLC, a Delaware limited liability company, its General Partner

By: CNL Healthcare Properties, Inc., a Maryland corporation, its sole member

By: /s/ Tracey B. Bracco
Name: Tracey B. Bracco
Title: Vice President

[Signature Page to Purchase and Sale Agreement - Bridgewood]

ACCEPTANCE BY ESCROW AGENT

The undersigned Escrow Agent: (a) accepts the Escrow created by the foregoing Agreement; (b) agrees to act in accordance with the terms thereof; (c) agrees to be the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Code, and to file all necessary information reports, returns, and statement (collectively, “Reports”) regarding the transaction required by the Code, and promptly, upon the filing thereof, transmit copies thereof to Purchaser and Seller; and (d) agrees to indemnify and hold harmless Seller, Purchaser, and their respective attorneys and brokers from and against all claims, costs, liabilities, penalties, or expenses resulting from Escrow Agent’s failure to file the Reports and otherwise comply with the terms of this paragraph.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Susan Vanderjagt
Name:	Susan Vanderjagt
Title:	SR Commercial Closer

Escrow No.: 623533 WA02

[Signature Page to Purchase and Sale Agreement - Bridgewood]

Schedule 11

CLOSING SCHEDULE

1st Closing, Oct. 22, 2013

Community	City	State	Purchase Price	Deposit %	Deposit
Bonaventure Place	Boise	ID	$39,964,000	2.60%	$1,039,064
Beaverton Hills	Beaverton	OR	$12,900,000	2.60%	$335,400
Five Rivers	Tillamook	OR	$16,720,000	2.60%	$434,720
Sparks	Sparks	NV	$55,200,000	2.60%	$1,435,200
Idaho Falls	Idaho Falls	ID	$44,390,000	2.60%	$1,154,140
Billings	Billings	MT	$48,300,000	2.60%	$1,255,800
Auburn Meadows	Auburn	WA	$21,930,000	2.60%	$570,180
High Desert	Bend	OR	$13,600,000	2.60%	$353,600
Riverwood	Tualatin	OR	$9,700,000	2.60%	$252,200
Southern Hills	Salem	OR	$12,870,000	2.60%	$334,620

Total 1st Closing			$275,574,000		$7,164,924

2nd Closing (30 days after 1st Closing)

Community	City	State	Purchase Price	Deposit %	Deposit
Huntington Terrace	Gresham	OR	$15,021,000	2.60%	$390,546
Bridgewood	Vancouver	WA	$22,096,000	2.60%	$574,496
Rosemont	Yelm	WA	$16,877,000	2.60%	$438,802
Monticello Park	Longview	WA	$27,360,000	2.60%	$711,360
Orchard Heights	Salem	OR	$17,775,000	2.60%	$462,150
Arbor Place	Medford	OR	$15,840,000	2.60%	$411,840

Total 2nd Closing			$114,969,000		$2,989,194

3rd Closing (Within Two Weeks of OHCS Approval)

Community	City	State	Purchase Price	Deposit %	Deposit
Cascadia	Sandy	OR	$17,392,000	4.80%	$834,816
Gibson Creek - Enterprises	Salem	OR	$10,633,000	4.80%	$510,384
Gibson Creek - Cottages	Salem	OR	$1,731,000	4.80%	$83,088
Oak Park	Roseburg	OR	$12,143,000	4.80%	$582,864
Cambridge	Albany	OR	$10,000,000	4.80%	$480,000

Total 3rd Closing			$51,899,000		$2,491,152

4th Closing (Within Two Weeks of HUD Approval)

Community	City	State	Purchase Price	Deposit %	Deposit
West Hills	Corvallis	OR	$14,986,000	6.70%	$1,004,062

Total 4th Closing			$14,986,000		$1,004,062

Total All Closings			$457,428,000		$13,649,332

Schedule 45

COMMERCIAL REAL PROPERTY DISCLOSURE STATEMENT

(ENVIRONMENTAL ONLY)

[Omitted as not necessary for an understanding of the agreement]

EXHIBIT A

LEGAL DESCRIPTION OF THE PROPERTY

EXHIBIT A

SECTION A: The “Land”

Lots 9 and 10 of “Four Seasons Phase I”, according to the plat thereof, Recorded in Volume 310 of Plats, at Page 717, Records of Clark County, Washington, located in Section 22, Township 2 North, Range 2 East, Willamette Meridian, Clark County, Washington, more particularly described as follows:

Beginning at the Northwest corner of said Lot 9;

Thence the following courses and distances along the perimeter of said Lots 9 and 10;

Thence North 90° 00’ 00” East, for a distance of 256.88 feet;

Thence South 78° 48’ 55” East, for a distance of 84.09 feet;

Thence South 58° 21’ 56” East, for a distance of 49.98 feet;

Thence along the arc of a 172.00 foot radius, non-tangent curve to the right, the long chord of which bears South 43° 13’ 26” West, for a chord Distance of 22.39 feet, through a central angle of 07° 27’ 47”, for an arc Distance of 22.40 feet;

Thence South 46° 57’ 19” West, for a distance of 90.53 feet;

Thence along the arc of a 228.00 foot radius curve to the left, the long Chord of which bears South 23° 28’ 39” West, for a chord distance of 181.67 feet, through a central angle of 46° 57’ 18”, for an arc distance of 186.85 feet;

Thence South 00° 00’ 00” West, for a distance of 156.59 feet;

Thence along the arc of a 172.00 foot radius curve to the right, the long Chord of which bears South 10°53’ 25” West, for a chord distance of 64.99 feet, through a central angle of 21° 46’ 46”, for an arc distance of 65.38 feet;

Thence South 21° 46’ 46” West, for a distance of 43.78 feet;

Thence along the arc of a 25.00 foot radius curve to the right, the long Chord of which bears South 51° 46’ 46” West, for a chord distance of 25.00 feet, through a central angle of 60° 00’ 00”, for an arc distance of 26.18;

Thence along the arc of a 81.00 foot radius reverse curve to the left, the Long chord of which bears South 62° 25’ 23” West, for a chord distance of 53.69 feet, through a central angle of 38° 42’ 45”, for an arc distance of 54.73 feet;

THENCE along the arc of a 25.00 foot radius reverse curve to the right, the Long chord of which ears South 73° 04’ 01” West, for a chord distance of 25.00 feet, through a central angle of 60° 00’ 00”, for an arc distance of 26.18 feet;

Thence North 76° 55’ 59” West, for a distance of 148.17 feet to the Southwest corner of said Lot 10;

Thence North 11° 24’ 07” East, for a distance of 155.12 feet;

Thence North 01° 41’ 29” East, for a distance of 177.45 feet to the Northwest corner of said Lot 10;

Thence North 00° 00’ 00” West, for a distance of 232.99 feet to the point of beginning.

SECTION 3(a): Initial Deposit

$287,248

SECTION 3(b): Additional Deposit

$287,248

SECTION 9(a): Assumed Loan Documents

None

SECTION 29(e): Additional Capped Recovery Funds

$21,875,040

SECTION 29(g): Escrowed Funds

$220,960

EXHIBIT 7(a)

Form of Special Warranty Deed

[Omitted as not necessary for an understanding of the agreement]

EXHIBIT 7(b)

BILL OF SALE

[Omitted as not necessary for an understanding of the agreement]

EXHIBIT 7(c)

ASSIGNMENT AND ASSUMPTION OF RESIDENT AGREEMENTS

[Omitted as not necessary for an understanding of the agreement]

EXHIBIT 7(d)

ASSIGNMENT OF RIGHTS

This ASSIGNMENT OF RIGHTS (this “Assignment”) is made as of                     , 2013, the date of Closing, by VANCOUVER BRIDGEWOOD, LLC, (“Assignor”), in favor of                    , (“Assignee”). All initial capitalized terms used herein not defined herein shall have the meanings provided such terms in that certain Purchase and Sale Agreement dated as of                     between Assignor and Assignee (the “Purchase Agreement”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Assignor grants, sells, transfers and assigns unto Assignee, all of the right, title and interest of Assignor in, to and under any and all Rights relating to the Real Property.

Assignee accepts the foregoing assignment as of the date hereof and agrees to assume, pay, perform and discharge, as and when due, all of the agreements and obligations of Assignor under the Rights accruing on or after the date hereof and agrees to be bound by all of the terms and conditions of any agreement relating to the Rights with respect to the period arising on or after the date hereof.

Assignor agrees to indemnify, protect, defend and hold Assignee harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including reasonable attorneys’ fees and costs at trial and on appeal) arising under any of the Rights and accruing with respect to the period before the date hereof.

Assignee agrees to indemnify, protect, defend and hold Assignor harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including reasonable attorneys’ fees and costs at trial and on appeal) arising under any of the Rights and accruing with respect to the period on or after the date hereof.

The provisions of this Assignment shall be binding upon, and shall inure to the benefit of, the successors and assigns of Assignor and Assignee, respectively.

This Assignment will be governed by and construed in accordance with the laws of the State of Washington.

If any lawsuit or arbitration arises between the parties in connection with this Assignment, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith.

This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Seller has executed this ASSIGNMENT OF RIGHTS effective as of                     , 2013.

ASSIGNOR:

VANCOUVER BRIDGEWOOD, LLC

By:	MOUNTAIN WEST INVESTMENT CORPORATION, an Oregon Corporation, as Manager

By:
Name: Lawrence E. Tokarski
Title: President

ASSIGNEE:

[ ]

By
Name:
Title:

EXHIBIT 7(e)

ASSIGNMENT OF TRADE NAMES

[Omitted as not necessary for an understanding of the agreement]

EXHIBIT 12

EXISTING MANAGEMENT AGREEMENT

[Omitted as not necessary for an understanding of the agreement]

EXHIBIT 16(b)(i)(7)

NON-FOREIGN AFFIDAVIT

[Omitted as not necessary for an understanding of the agreement]

EXHIBIT 29

FORM OF HOLDBACK ESCROW AGREEMENT

ESCROW AGREEMENT

[Omitted as not necessary for an understanding of the agreement]

EXHIBIT 30

FORM OF RESIDENT AGREEMENT

[Omitted as not necessary for an understanding of the agreement]